UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Monogram Residential Trust, Inc.

(Name of Registrant as Specified In Its Charter)

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Monogram Residential Trust, Inc.

Notice of 2017 Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m. local time on June 29, 2017.

PLACE:	Granite Park One, 5800 Granite Parkway, Suite 160B, Plano, Texas 75024. Directions to the meeting can be obtained by calling 469.250.5500.

ITEMS OF BUSINESS:

(1)    To elect seven individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2)    To hold a non-binding, advisory vote on the compensation of our named executive officers.

(3)    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.

(4)    To transact such other business as may properly come before the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

RECORD DATE:	You may vote if you were a stockholder of record as of the record date, the close of business on April 17, 2017.

ANNUAL REPORT:	This proxy statement, proxy card, and our Annual Report for the year ended December 31, 2016 (the “2016 Annual Report”) are first being made available to stockholders of record on or about May 1, 2017.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and the 2016 Annual Report are available online at www.proxyvote.com or on our website at www.monogramres.com.

PROXY VOTING:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

Kevin Satter

Senior Legal Counsel and Secretary

May 1, 2017

Plano, Texas

MONOGRAM RESIDENTIAL TRUST, INC.

5800 Granite Parkway, Suite 1000

Plano, Texas 75024

Proxy Statement

2017 Annual Meeting of Stockholders
To Be Held June 29, 2017

TABLE OF CONTENTS

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Annual Meeting Information and Purpose of Proxy Statement

We are providing these proxy materials in connection with the solicitation by the board of directors of Monogram Residential Trust, Inc. (“Monogram Residential Trust,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 29, 2017, at 10:00 a.m. local time at Granite Park One, 5800 Granite Parkway, Suite 160B, Plano, Texas 75024, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Notice of 2017 Annual Meeting”).

This proxy statement (the “Proxy Statement”), which includes the Notice of 2017 Annual Meeting, the accompanying form of proxy and voting instructions, as well as our Annual Report for the year ended December 31, 2016 (the “2016 Annual Report”), are first being mailed or given to stockholders beginning on or about May 1, 2017.

Annual Report

Our 2016 Annual Report, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”), is enclosed with this Proxy Statement.

Our Annual Report on Form 10-K, as filed with the SEC, may be accessed online through our website at www.monogramres.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing or telephoning us at the following address or telephone number:  5800 Granite Parkway, Suite 1000, Plano, Texas 75024, 469.250.5500. If requested by stockholders, we will also provide copies of exhibits to our Annual Report on Form 10-K for a reasonable fee.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on April 17, 2017 (the “Record Date”) are entitled to receive the accompanying notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 167,017,715 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important. You can save us the expense of a second mailing by voting promptly.

To vote by proxy, simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted: (1) FOR the election of each of the seven director nominees named herein; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2017. With respect to any other business that may properly come before the stockholders for a vote at the Annual Meeting, your shares will be voted in the discretion of the holders of the proxy.

Quorum Requirement and Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval. Withheld votes, abstentions and broker non-votes (discussed below) will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be counted as votes cast.

A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under SEC rules, brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings, meaning that brokers may not give a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Brokers also may not exercise discretionary voting with respect to non-binding, advisory votes on the compensation of our named executive officers. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with these proposals at the Annual Meeting. However, even without such instructions, the shares of beneficial owners will be treated as present for the purposes of establishing a quorum if the broker votes such shares on the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2017.

Under our bylaws, the affirmative vote of the holders of a majority of the total votes cast for and affirmatively withheld as to each nominee for director is required to elect such nominee. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

A majority of the votes cast on the proposal at the Annual Meeting is required for the approval, on an advisory basis, of the compensation of our named executive officers. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

A majority of the votes cast on the proposal at the Annual Meeting is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2017. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the enclosed proxy card for instructions. If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals discussed in this Proxy Statement and specified in the Notice of 2017 Annual Meeting. If other matters are properly presented at the Annual Meeting for consideration, and if you properly submit your vote by proxy, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

●	providing written notice of such revocation to the Secretary of the Company;

●	signing and submitting a new proxy card with a later date;

●	authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

●	attending and voting your shares in person at the Annual Meeting. Attending the Annual Meeting will not revoke your proxy unless you specifically so request.

Information Regarding Tabulation of the Vote

Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate all votes cast at the Annual Meeting and will act as inspector of election at the Annual Meeting.

Proxy Solicitation

The cost of solicitation of proxies for the Annual Meeting will be paid by us. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc., a third-party proxy solicitation firm whose address is 105 Madison Avenue, New York, NY 10016. We anticipate that the cost of such third-party proxy solicitation, which will be borne by the Company, will be approximately $15,000 plus reasonable out-of-pocket expenses.

MANAGEMENT OF OUR COMPANY

Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. The Company is currently governed by a nine-member board of directors. The current members of our board of directors are Mark T. Alfieri, David D. Fitch, Tammy K. Jones, Jonathan L. Kempner, W. Benjamin Moreland, E. Alan Patton, Timothy J. Pire, Robert S. Aisner and Michael D. Cohen. The term of each of our directors expires at the Annual Meeting. At the Annual Meeting, directors will be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our board of directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Led by our Nominating and Corporate Governance Committee, our board of directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave the board of directors. This focus allows our board of directors to ensure that the composition of the board is periodically refreshed so that, taken as a whole, our board of directors has the desired mix of expertise, experience, reputation and diversity necessary for our strategic mission and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance expected by our investors. During the fiscal year ended December 31, 2016, we added new independent directors to our board of directors: Mr. Pire in March, 2016, Ms. Jones in April, 2016 and Mr. Moreland in May, 2016.

Our board of directors nominated Messrs. Aisner and Cohen as directors at the 2016 annual meeting of stockholders as designees of Behringer Harvard Holdings, LLC and its affiliates (collectively, “Behringer”) pursuant to the terms of agreements we entered into with Behringer in connection with our transition to a self-managed company. The contractual rights entitling Behringer to designate two nominees expired in February 2017. Accordingly, following the election of directors at the 2017 annual meeting, we intend to reduce the number of directors constituting our board of directors from nine members to seven members. For more information regarding Behringer’s nomination rights, see “Corporate Governance - Selection of Director Nominees - Behringer Nomination Rights.”

Upon the recommendation of our Nominating and Corporate Governance Committee, our board of directors nominated the following incumbent directors for election at the Annual Meeting: Mark T. Alfieri, David D. Fitch, Tammy K. Jones, Jonathan L. Kempner, W. Benjamin Moreland, E. Alan Patton and Timothy J. Pire.

Biographical information for each of our nominees, and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the board of directors in determining that the nominee should serve as a director appear below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance – Selection of Director Nominees.”

Name	Position(s)	Age
Mark T. Alfieri	Chief Executive Officer, President, Chief Operating Officer and Director	55
David D. Fitch	Director*	63
Tammy K. Jones	Director*	51
Jonathan L. Kempner	Director*	66
W. Benjamin Moreland	Director*	53
E. Alan Patton	Chairman of the Board and Director*	54
Timothy J. Pire	Director*	55

*Indicates status as an independent director.

Mark T. Alfieri has served as our Chief Executive Officer since June 30, 2014, our President since July 31, 2013, our Chief Operating Officer since our inception in 2006, and as one of our directors since May 2014. Mr. Alfieri served as Chief Operating Officer of Behringer entities that served as our former advisor and our former property manager from September 2006 and March 2008, respectively, to July 31, 2013. Prior to joining Behringer in May 2006, from January 1999 to April 2006, Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region. During his seven-year tenure at AMLI, Mr. Alfieri consummated multifamily transactions in excess of $2.5 billion. From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee. In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger. From 1991 until 1998, Mr. Alfieri was President and Chief Executive Officer of Revest Group, Inc., a regional full service investment company. Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors. Mr. Alfieri also was President and Chief Executive Officer of Revest Management Services. Revest Management Services fee-managed office, mini-storage and multifamily properties. Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing. Mr. Alfieri is a licensed Real Estate Broker in the State of Texas. Since 2002, Mr. Alfieri has served during various years and currently serves on the board of directors of the National Multifamily Housing Council. In 2011, Mr. Alfieri was honored as Executive of the Year by Multifamily Executive magazine.

Our board of directors has concluded that Mr. Alfieri is qualified to serve as one of our directors for reasons including his past experience serving as our Chief Executive Officer, President, and Chief Operating Officer. Mr. Alfieri also has significant experience and expertise in making multifamily investments as well as in overseeing the operations and management of multifamily communities.

David D. Fitch has served as one of our independent directors since May 2014. Until his retirement in June 2012, Mr. Fitch served as President and Chief Executive Officer from July 2004 and March 2005, respectively, of Gables Residential Trust (“Gables”), a former New York Stock Exchange-listed multifamily real estate investment trust (“REIT”), and in this capacity oversaw all investments, operations, administration and management of the company. In addition, from March 2005 through June 2012, Mr. Fitch also served on the board of directors of Gables, and from August 2002 through June 2004, Mr. Fitch served as Chief Investment Officer of Gables. Prior to joining Gables, Mr. Fitch served as President of St. Joe Commercial, a division of the St. Joe Company (NYSE: “Joe”). Mr. Fitch was also partner of the Paragon Group and spent the first ten years of his career as a development officer with Cadillac Fairview in multiple cities in the United States. Mr. Fitch is a former board member of the Lion Gables Apartment Fund, L.P., the National Multifamiliy Housing Council, and Tideland Signal Corporation. Mr. Fitch currently serves as a trustee for several nonprofit organizations, including the Houston Parks Board, MATCH, and the Admiral Nimitz Foundation. In addition, he serves on the advisory councils of the Menil Foundation and the national council of the Student Conservation Association. Mr. Fitch is a member of the Urban Land Institute. Mr. Fitch holds a Bachelor of Arts degree from Colorado College.

Our board of directors has concluded that Mr. Fitch is qualified to serve as one of our directors for reasons including his past experience serving as President, Chief Executive Officer and a director of Gables, formerly a publicly traded REIT. Mr. Fitch also has significant experience in overseeing the operations and management of multifamily communities, as well as capital markets and investment experience.

Tammy K. Jones has served as one of our independent directors since April 2016. Since 2009, Ms. Jones has served as both Principal and President of Basis Investment Group (“Basis”), a multi-strategy commercial real estate investment platform she founded with JEMB Realty Corporation that acquires and originates a variety of senior and subordinated loans, preferred equity and joint venture equity positions on behalf of its family office and institutional investors. Under her leadership, Basis has succeeded in closing nearly $3 billion in commercial real estate debt and structured equity related investments across the United States. Prior to joining Basis, Ms. Jones worked at CWCapital LLC (“CW”) from 2004 to 2009, serving as head of CW’s fixed and floating rate Capital Markets Lending Division and closing approximately $6 billion in investments. Between 1997 and 2004, Ms. Jones was a Senior Vice President of Commercial Capital Initiatives, Inc., a GMACCM subsidiary (now Berkadia) (“GMAC”) and part of the leadership team responsible for creating GMAC’s Capital Markets lending division, closing approximately $25 billion in transactions. Prior to her seven years with GMAC, she worked at Equitable Real Estate (“Equitable”) on the equity side of the business acquiring and selling commercial real estate assets on behalf of Equitable’s general account and its other pension-fund clients.

Ms. Jones currently sits on the board of directors for the Real Estate Executive Council and formerly served as a board member and Treasurer of The New Agenda, a leadership organization for women. She is also a member of the President’s Council of Cornell Women. Ms. Jones holds a Bachelor of Arts in Economics from Cornell University and an MBA with a concentration in Real Estate Finance from Georgia State University.

Our board of directors has concluded that Ms. Jones is qualified to serve as one of our directors for reasons including her more than 23 years of experience in the commercial real estate industry. Ms. Jones is a seasoned veteran in commercial real estate debt and equity investments, capital markets, and structured finance. In addition, Ms. Jones’ role in executive leadership and extensive experience in building and managing commercial real estate investment platforms provides valuable insight to the Board of Directors.

Jonathan L. Kempner has served as one of our independent directors since November 2008. Since July 2016, Mr. Kempner has served as President Emeritus of Tiger 21, LLC (“Tiger”), a peer-to-peer learning group for high-net-worth investors. Prior to his current role, from October 2009 to June 2016, Mr. Kempner served as President of Tiger. From April 2001 to December 2008, Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”). The MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts, life insurance companies and others in the mortgage lending field. In addition, Mr. Kempner served on the MBA’s board of directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming his role at the MBA, for 14 years, Mr. Kempner was President of the National Multifamily Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously, from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm. From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California. Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner is on the board of directors of a nonprofit organization, the Ciesla Foundation.

Our board of directors has concluded that Mr. Kempner is qualified to serve as one of our directors for reasons including his 21 years of combined experience heading the MBA and the National Multifamily Housing Council and his prior experience as a director. With this background, Mr. Kempner brings to our board of directors substantial insight and experience with respect to the multifamily real estate and mortgage industries. In addition, Mr. Kempner has substantial experience acting as an attorney and general counsel, which brings a unique perspective to our board of directors. Mr. Kempner also remains active in the professional and charitable communities.

W. Benjamin (Ben) Moreland has served as one of our independent directors since May 2016. Mr. Moreland was appointed Executive Vice Chairman of Crown Castle International Corp. (“Crown Castle”) in June 2016. An S&P 500 company, Crown Castle (NYSE: CCI) is a leading provider of wireless infrastructure, and one of the largest REITs in the United States, which owns and operates over 40,000 towers and distributed antenna system facilities and has over 3,000 employees operating essential real estate serving wireless carriers’ national networks. Prior to his current role, Mr. Moreland served as President and Chief Executive Officer of Crown Castle from July 2008 until May 2016 and Chief Financial Officer from 2000 to June 2008. Mr. Moreland joined Crown Castle in 1999 after 15 years with Chase Manhattan Bank and predecessor banks, primarily in corporate finance and real estate investment banking. Mr. Moreland is a member of the board and former Chairman of the board of WIA-The Wireless Infrastructure Association and also serves on the boards of directors of Calpine Corporation (NYSE: CPN), the Greater Houston Partnership and Houston Methodist Hospital. Mr. Moreland is a former member of the Executive Board of the National Association of Real Estate Investment Trusts (“NAREIT”) and is a member of The University of Texas McCombs School of Business Advisory Council. Mr. Moreland holds a Bachelor of Business Administration degree from The University of Texas at Austin and an MBA from The University of Houston.

Our board of directors has concluded that Mr. Moreland is qualified to serve as one of our directors for reasons including his varied executive experience (including as Chief Financial Officer, President and Chief Executive Officer of Crown Castle), his service as a director on public company boards, his extensive knowledge and understanding of our business and real estate investment trusts, his financial and transactional acumen, and his strategic insight.

E. Alan Patton has served as one of our independent directors since November 2006 and Chairman of the Board since September 20, 2013. In May 2013, Mr. Patton became the President of The Morgan Group, Inc. (“Morgan”), a multifamily development and management company, where Mr. Patton is responsible for Morgan’s day-to-day operations. From January 2011 to April 2013, Mr. Patton served as Senior Managing Director of Hines Interests Limited Partnership (“Hines”), an international real estate firm. Mr. Patton’s main focus at Hines was to create the firm’s multifamily development platform throughout the United States with involvement in assembling a team, site sourcing, product design, development and capital raising and financing. From 1998 to January 2011, Mr. Patton served as President of Morgan. From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors). During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product and worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group.

Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years. Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science-Finance degree and his Masters of Business Administration. Mr. Patton is on the board of directors of the National Multifamily Housing Council and is a council member of the Urban Land Institute.

Our board of directors has concluded that Mr. Patton is qualified to serve as one of our directors for reasons including his significant real estate and real estate finance experience. He provides valuable knowledge and insight with respect to multifamily investment and management issues. In addition, his expertise in the real estate finance markets complements that of our other board members. Mr. Patton is also active in the professional community.

Timothy J. Pire has served as one of our independent directors since March 2016. Mr. Pire served as a Managing Director at Heitman LLC (“Heitman”), a Chicago based real estate investment management firm, from June 1992 to December 2015. At Heitman, Mr. Pire was responsible for analyzing and managing portfolios of publicly traded real estate securities and operating the real estate securities business unit within the broader Heitman platform. During his tenure at Heitman, Mr. Pire served as a member of Heitman’s Management Committee, Board of Directors, Compensation Committee and Proxy Committee, and from 2006 to 2015, Mr. Pire was as member of Heitman’s Global Real Estate Securities Investment Committee. In addition, from 2014 to 2015, Mr. Pire was the head of Global Investment Strategy and Risk for the real estate securities business unit at Heitman and oversaw Heitman’s securities investments in Canada, Latin America and South America. Mr. Pire also serves as a Board member on several non-profit organizations including the James A. Graaskamp Center for Real Estate and as President of the Board of Goldie’s Place. Mr. Pire also is a lecturer at the University of Wisconsin Madison School of Business.

Prior to his employment at Heitman, from September 1990 to May 1992, Mr. Pire served as an associate appraiser for Lyon, Skelte and Speirs, an appraisal firm located in Seattle, Washington, where Mr. Pire was responsible for appraisals of commercial properties on the west coast. From 1995 to 1998, Mr. Pire served as a senior credit analyst for US Bank Corporation, based in Milwaukee, Wisconsin.

Mr. Pire received his Masters of Science in Real Estate & Urban Land Economics from the University of Wisconsin, Madison and his Bachelors in Business Administration, majoring in finance, from the University of Wisconsin, Madison. Mr. Pire is a Chartered Financial Analyst (CFA) and a member of the CFA Society of Chicago, a member of the National Association of Real Estate Investment Trusts (NAREIT) and a member of the National Association of Corporate Directors where he serves as a Governance Fellow.

Our board of directors has concluded that Mr. Pire is qualified to serve as one of our directors for reasons including his significant experience in public real estate securities and real estate investment and finance markets. In addition, Mr. Pire is active in the REIT industry and has valuable expertise in corporate governance matters gained through his many years of service at Heitman.

Board Advisor

In addition to our directors, we have appointed Scot Sellers to serve as an advisor to and to participate in deliberations of our board of directors in a non-voting capacity. Mr. Sellers has significant experience in the multifamily real estate industry. He was previously Chief Executive Officer of Archstone, one of the largest owners of apartment communities in the United States, a position he held from 1997 until 2013. Mr. Sellers previously served in various roles at Archstone, including as Chief Investment Officer, Senior Vice President and Managing Director. During Mr. Sellers’ over 30-year career in the apartment business, he has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers served as the Chairman of NAREIT from November 2005 to November 2006. Mr. Sellers serves on the boards of directors of the Howard Hughes Corporation, the Irvine Company, Inspirato LLC and the international board of directors of Habitat for Humanity. Mr. Sellers received his MBA from Stanford University Graduate School of Business and a Bachelor of Science from Lewis and Clark College.

Executive and Senior Officers

The following are our executive and senior officers:

Name	Position(s)	Age
Mark T. Alfieri	Chief Executive Officer, President, Chief Operating Officer and Director	55
Daniel Swanstrom, II	Executive Vice President and Chief Financial Officer	40
Margaret M. Daly	Executive Vice President—Property Management	60
Howard S. Garfield	Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	59
Ross P. Odland	Senior Vice President—Portfolio Management	50
James J. McGinley, III	Senior Vice President and Chief Development Officer	52

For biographical information about Mark T. Alfieri, see “Board of Directors” above.

Daniel Swanstrom, II has served as our Executive Vice President since October 26, 2015 and our Chief Financial Officer since November 5, 2015. Prior to joining the Company, Mr. Swanstrom worked at Morgan Stanley and served in a variety of capacities, most recently as Executive Director in the Real Estate Investment Banking Division. During his nine-year tenure at Morgan Stanley, Mr. Swanstrom managed the execution of public and private capital raises and mergers and acquisitions in excess of $25 billion. From 2002 to 2004, Mr. Swanstrom was at AEW Capital Management, a real estate investment manager, most recently as an Assistant Vice President. From 1999 to 2002, Mr. Swanstrom was in the Assurance and Advisory Services Group at Deloitte & Touche LLP, most recently as a senior accountant. Mr. Swanstrom received a Bachelor of Science degree in Accounting from Boston College and an MBA from the University of North Carolina at Chapel Hill. Mr. Swanstrom is also a certified public accountant (inactive).

Margaret M. “Peggy” Daly has served as our Executive Vice President – Property Management since June 30, 2014, and served as our Senior Vice President – Property Management from July 31, 2013 to June 30, 2014. Ms. Daly served as the Senior Vice President – Property Management of Behringer entities that served as our former advisor and our former property manager from September 2011 to July 31, 2013, and as a Vice President from September 2010 to September 2011. In addition, Ms. Daly served as a Senior Vice President of Property Management for Behringer from May 2010 to July 31, 2013. Ms. Daly is responsible for development and leadership of property management and the operating platform for our assets.

Ms. Daly has over 35 years of experience in management of Class A multifamily assets. Prior to joining Behringer, from March 2008 to April 2010, Ms. Daly was Executive Vice President of Property Management at Place Properties LLP where she was responsible for the profitability, business development and performance results of over 22,500 beds of student housing. From August 1988 to March 2008, Ms. Daly was with AMLI Residential Properties Trust, where she served as the Executive Vice President – National Director of Operations, Senior Vice President – Revenue Management and Regional Vice President. From June 1979 to March 1988, Ms. Daly was a Divisional Vice President of Property Management with Trammell Crow Residential.

Ms. Daly attended Virginia Polytechnic Institute and studied Business Administration. She serves on the board of directors of the Greater Dallas Apartment Association, the board of directors of the National Apartment Association and the Executive Committee of the National Multifamily Housing Council.

Howard S. Garfield has served as our Senior Vice President – Planning since October 26, 2015, our Treasurer since September 2009, our Chief Accounting Officer since May 2009 and our Assistant Secretary since 2013. In addition, Mr. Garfield served as our Executive Vice President from June 30, 2004 until October 26, 2015 and our Chief Financial Officer from September 2009 until November 4, 2015. Mr. Garfield also served as Chief Financial Officer and Treasurer of Behringer entities that served as our former advisor and our former property manager from September 2009 to July 31, 2013, as well as Chief Accounting Officer of these entities from September 2011 to July 31, 2013. Prior to joining Behringer in February 2009, from April 2008 to February 2009, Mr. Garfield was Senior Vice President – Private Equity Real Estate Funds for Lehman Brothers Holdings Inc., formerly a New York Stock Exchange-listed investment banking firm, where he was responsible for accounting and fund administration for certain private equity real estate funds sponsored by Lehman Brother Holdings Inc. From 2006 to April 2008, Mr. Garfield was Executive Vice President and Chief Financial Officer of Homevestors of America, Inc., a privately held franchisor related to reselling single-family homes. Mr. Garfield holds a Bachelor of Business Administration degree, summa cum laude, from the University of Texas at Austin. Mr. Garfield is a certified public accountant in the State of Texas and a member of the National Association of Real Estate Companies.

Ross P. Odland has served as our Senior Vice President – Portfolio Management since July 31, 2013. Mr. Odland served as the Senior Vice President – Portfolio Management of affiliates of Behringer from September 2011 to July 31, 2013, as the Vice President – Portfolio Management of Behringer entities that served as our former advisor and our former property manager from November 2007 to September 2011 and as the Vice President – Portfolio Management from March 2008 to September 2011. Mr. Odland is responsible for developing investment strategies, sourcing, developing and managing the Company’s programmatic joint venture partnerships.

Prior to joining Behringer, from 2000 to 2007, Mr. Odland was Vice President of Portfolio Management at AMLI Residential Properties Trust, where he managed the company’s joint venture relationships and performed portfolio and asset management duties for the company’s southwest region which was valued in excess of $1.1 billion. From 1997 to 2000, Mr. Odland was a consultant with PricewaterhouseCoopers in the Real Estate Advisory Group. In this role, Mr. Odland performed valuation, market research, and due diligence activities for publicly traded REITS and institutional real estate funds.

Mr. Odland holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Odland is a chartered financial analyst (CFA), a member of the CFA Society of Dallas-Fort Worth and a member of the Pension Real Estate Advisory Association.

James J. McGinley, III has served as our Senior Vice President – Chief Development Officer since June 30, 2014. Mr. McGinley served as a Senior Vice President of Behringer entities that served as our former advisor and our former property manager from August 2013 to June 2014. Mr. McGinley’s responsibilities include overseeing and managing all of our new multifamily development projects, as well as sourcing new equity partner relationships. Mr. McGinley has over 25 years of lending, financing, development and real estate investment experience in excess of $5 billion in total transaction value. Prior to joining Behringer, from August 2011 to February 2013, Mr. McGinley served as Group Vice President of Capital Markets for Archstone, formerly a New York Stock Exchange-listed apartment REIT that was taken private in 2007 and in 2013 was purchased by two large publicly traded apartment REITs, where he directed the project capital structuring and closing of the firm’s equity and capital relationships nationally. Additionally, from June 2006 to October 2009, primarily while Archstone was a publicly traded REIT, Mr. McGinley oversaw the firm’s third-party joint venture equity investments throughout the U.S. From October 2011 to August 2013, Mr. McGinley also operated his own national development consulting business with several clients, including Behringer, Archstone, and Phoenix Property Co. (“Phoenix”), a Dallas, Texas-based developer of multifamily communities and student housing communities. Prior to joining Archstone, from March 1999 to June 2006, Mr. McGinley served as a Development Partner for Phoenix, where he oversaw development of infill luxury multifamily and mixed-use properties in several western states. Prior to joining Phoenix, from March 1995 to February 1999, Mr. McGinley was with JPI, a national multifamily development and acquisitions company. During his career at JPI, Mr. McGinley held a variety of positions including Vice President of Development and Vice President of Finance. Mr. McGinley began his career with the predecessor of Bank of America. Mr. McGinley graduated from the University of Notre Dame Graduate School of Business with an MBA in finance, and holds a Bachelors of Business Administration degree in both finance and real estate from Southern Methodist University. Mr. McGinley is a graduate of the inaugural program of the Associate Leadership Council of The Real Estate Council and is an active member of that organization. In addition, Mr. McGinley is a member of the Urban Land Institute and the National Multifamily Housing Council.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing standards require us to have a majority of independent directors. These standards require a majority of the board of directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

Consistent with the NYSE independence standards, our board of directors has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management team and our independent registered public accounting firm.  As a result of this review, the board of directors affirmatively determined that the following directors and nominees are independent for purposes of serving on the board of directors and meet the requirements set forth in our director independence standards: Messrs. Fitch, Kempner, Moreland, Patton and Pire and Ms. Jones. In making their independence determination, our board of directors considered the former relationship of Mr. Pire with Heitman LLC, which indirectly provides investment advisor services to a joint venture partner of the Company. The board of directors further determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent in accordance with applicable requirements.

Board Leadership Structure

Under our Corporate Governance Guidelines, the board of directors has the responsibility to fill the leadership positions of the Chairman of the Board and Chief Executive Officer as it deems best for the Company. The role of Chairman of the Board and Chief Executive Officer may be separate or combined, as the board of directors deems appropriate.

E. Alan Patton, one of our independent directors, has served as Chairman of the Board since September 2013, and Mark T. Alfieri currently serves as our Chief Executive Officer. Our board of directors believes that the current structure of separating the roles of Chairman and Chief Executive Officer is appropriate and effective for our Company and our stockholders. The board of directors believes that there are advantages to having an independent Chairman of the Board, including:

●	facilitating communications and relations between the board of directors and the Chief Executive Officer and other senior leadership;

●	assisting the board of directors in reaching consensus on particular strategies and policies; and

●	facilitating robust evaluation processes for the Chief Executive Officer and other senior leadership.

Our board of directors also believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all board decisions, including risk oversight.

The duties of the independent Chairman of the Board include:

●	chairing meetings of the board of directors and executive sessions of the independent directors;

●	facilitating discussion outside of board meetings among the independent directors on key issues and concerns;

●	serving as non-executive conduit to the Chief Executive Officer of views, concerns and issues of the directors;

●	interacting with external stakeholders, outside advisors and employees of the Company at the discretion of the board of directors; and

●	supporting proper flow of information to the board of directors to ensure the opportunity for effective preparation and discussion of business under consideration.

Executive Sessions of Independent Directors

Our independent directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of the first board meeting following each Audit Committee meeting held to review the Company’s quarterly or annual financial statements. The Chairman of the Board chairs each executive session and, after the session, acts as a liaison between the independent directors and the Chief Executive Officer.

Committees, Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics

The board of directors has established three permanent committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each such committee has the duties set forth below and is comprised entirely of independent directors. The charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines may be accessed at the website maintained for us at www.monogramres.com/governance.

We have a commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics applies to our employees, officers and directors. A copy of our Code of Business Conduct and Ethics may be accessed on our website at www.monogramres.com/governance. If in the future we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting promptly such information on the website maintained for us as necessary.

Audit Committee. The Audit Committee assists the board of directors in discharging its responsibility for the accounting, reporting and financial practices of the Company. The Audit Committee’s primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board of directors on the integrity of the financial reports and other financial information provided to our stockholders and others, and on our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent auditor, overseeing the internal audit function and preparing any reports required of the Audit Committee under the rules of the SEC. The Audit Committee is comprised of Messrs. Patton, Moreland and Pire, and Ms. Jones. Mr. Pire is the Chairman of the Audit Committee, and our board of directors has determined that each of Messrs. Pire and Moreland and Ms. Jones is an “audit committee financial expert,” as defined by the rules of the SEC. During the fiscal year ended December 31, 2016, the Audit Committee met six times.

Compensation Committee. The Compensation Committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation of our executive officers and our directors. The primary duties of the Compensation Committee include reviewing and approving all forms of compensation for our executive officers, reviewing and approving all forms of compensation for our directors, approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares and advising the board of directors on changes in compensation. The Compensation Committee also administers our Second Amended and Restated Incentive Award Plan (the “Incentive Award Plan”). The Compensation Committee is comprised of Messrs. Fitch, Kempner, Moreland and Pire. Mr. Fitch is the Chairman of the Compensation Committee. During the fiscal year ended December 31, 2016, the Compensation Committee met three times and acted by unanimous written consent four times.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board of directors in discharging its responsibility in all matters relating to the nomination of board member candidates of the Company. The primary responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, selecting, or recommending that the board of directors select, a slate of director nominees for election by the stockholders at the annual meeting, developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them if appropriate, and overseeing an annual evaluation of the board of directors and each of its committees. The Nominating and Corporate Governance Committee is comprised of Messrs. Fitch, Kempner and Pire, and Ms. Jones. Mr. Kempner is Chairman of the Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2016, the Nominating and Corporate Governance Committee met five times.

As part of the Nominating and Corporate Governance Committee’s 2017 annual governance review, the Nominating and Corporate Governance Committee intends to discuss with the board of directors the restrictions in the Company’s governing documents on the ability of stockholders to amend the Company’s bylaws. This review is in response to updated voting guidelines issued by a proxy advisory firm in late November, 2016. The Company expects this issue will receive strong consideration during the board of directors’ annual review process.

From time to time, our board of directors may form a special committee or committees comprised entirely of disinterested directors for a particular purpose or to review specified matters, such as the following committees.

Executive Committee. The board of directors formed the Executive Committee on December 14, 2015, which is comprised of Messrs. Alfieri, Fitch, Kempner, Moreland, Patton and Pire and Ms. Jones.  Mr. Patton is Chairman of the Executive Committee. The Executive Committee may exercise all the powers and authority of the board of directors of the Company in the management of the business and affairs of the Company as permitted by applicable law and the Company’s charter and bylaws.

Determination Committee. On December 14, 2015, the board of directors formed the Determination Committee, comprised of Messrs. Fitch, Kempner and Patton and chaired by Mr. Fitch. The purpose of the Determination Committee was to determine the proper interpretation of certain terms contained in the Company’s charter, including terms relating to the Company’s outstanding preferred stock, $0.0001 par value per share, classified as Series A non-participating, voting, cumulative, convertible 7.0% preferred stock (the “Series A Preferred Stock”), pursuant to the authority of the board of directors to make such determinations under Section 7.5 of the Company’s charter. Specifically, the Special Determination Committee was charged with determining the proper interpretation of the “Measurement Period” necessary to establish the conversion rate of the Series A Preferred Stock, assuming sufficient economic value under the conversion formula. In September, 2016, the Determination Committee made, and the board of directors approved, the determination that the Measurement Period begins on January 2, 2017 and ends on February 13, 2017. For more information regarding the Series A Preferred Stock, see “Corporate Governance - Selection of Director Nominees - Behringer Nomination Rights”.

None of the Executive Committee, the Determination Committee nor any other special or executive committees that may be formed are standing or permanent committees of the board of directors.

Meetings of the Board of Directors and Attendance at the Annual Stockholder Meeting

During the fiscal year ended December 31, 2016, the board of directors met 15 times. Each of the persons nominated for election to the board of directors who served as directors during 2016 attended over 93% of the aggregate number of meetings of the board of directors held during the period he or she was a director and the meetings of the committees on which he or she served. We encourage our directors to attend our stockholder meetings. In 2016, all of the persons currently nominated for election to the board of directors attended the annual meeting of stockholders.

Risk Oversight

We are exposed to a wide variety of risks in our business activities, including market, strategic, operational, financial, legal, competitive and regulatory risks. Our board of directors is responsible for oversight of risks facing our Company, while our management is responsible for the day-to-day management of risk. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors receives updates in the ordinary course from management and outside advisors regarding risks we face, including any material litigation and various operating risks. The risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. The board of directors and its relevant committees review with management the risk management practices for which they have oversight responsibility. Further, we believe that our current leadership structure, including that of having an independent Chairman of the Board, enhances the board of directors’ ability to oversee risk.

Director Resignation Policy

The Company’s bylaws provide a majority vote standard for the election of directors in uncontested elections which incorporates a director resignation policy for any incumbent director who does not receive the requisite vote. This resignation policy requires that any incumbent director nominee who does not receive the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee in an uncontested election must offer to resign from the board of directors. The board of directors would then decide within 90 days following certification of the stockholder vote, through a process involving the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation. The board of directors would promptly publicly disclose its decision and the basis for it.

Selection of Director Nominees

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences.

Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

As detailed in the director biographies, the board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the Annual Meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The board of directors delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors. It then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management and outside consultants. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee will consider recommendations made by stockholders for director candidates who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

Stockholders may directly nominate potential directors for consideration by the board of directors (without the recommendation of the Nominating and Corporate Governance Committee) by satisfying the procedural requirements for such nomination as provided in our bylaws. See “Additional Information – Stockholder Proposals” for more information.

Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry. Diversity in personal background, race, gender, age and nationality for the board of directors as a whole may be taken into account favorably in considering individual candidates. The Nominating and Corporate Governance Committee seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The Nominating and Corporate Governance Committee assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The Nominating and Corporate Governance Committee made such assessment in connection with director nominations for the Annual Meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

The nominees to be considered for membership to the board of directors at this Annual Meeting were recommended and nominated by the Nominating and Corporate Governance Committee and approved by the full board of directors on April 10, 2017.

Behringer Nomination Rights

In connection with our transition to a self-managed company, we issued to Behringer, our former external advisor, 10,000 shares of Series A Preferred Stock. Under the terms of a master modification agreement entered into among us, Monogram Residential OP LP, Monogram Residential REIT TRS Holding, LLC and certain Behringer entities, dated as of July 31, 2013 in connection with our transition (the “Master Modification Agreement”), Behringer was entitled to designate two nominees to serve as our directors, subject to certain conditions and for as long as Behringer and its affiliates held, in the aggregate, at least 2,500 shares of the Series A Preferred Stock. In connection with the Company’s 2016 annual meeting of stockholders, Behringer designated Robert S. Aisner and Michael D. Cohen as the two Behringer Nominees.

As previously reported in our public filings, we have been involved in litigation in the Circuit Court for Baltimore City, Maryland (the “Circuit Court”) with Behringer over the terms of the Series A Preferred Stock. The Series A Preferred Stock was issued to a Behringer affiliate (the “Behringer Preferred Stockholder”) in 2013 in connection with our transition to a self-managed company.  As previously disclosed, we disagreed with Behringer on the timing of the start and end of the measurement period (as used in our Charter, the “Measurement Period”) necessary to establish the appropriate conversion terms, including the conversion rate, of the Series A Preferred Stock. On March 17, 2017, the Circuit Court issued an order (the “Order”) granting our motion for summary judgment finding, among other things, that (i) the Measurement Period in connection with the Listing began on January 2, 2017 and ended on February 13, 2017 (the “Expiration Date”), (ii) on the Expiration Date, all shares of the Series A Preferred Stock ceased to be outstanding and (iii) assuming the conversion value of the Series A Preferred Stock was zero on such Expiration Date, all shares of the Series A Preferred Stock would be automatically deemed cancelled as of the Expiration Date without further consideration.

The Order confirms the correctness of the prior determination made by the Determination Committee and our board of directors with respect to the timing of the Measurement Period and the Company’s determination that, based on the trading price of the Company’s shares of common stock during such Measurement Period, all outstanding shares of Series A Preferred Stock were properly canceled and ceased to be outstanding as of the Expiration Date without further consideration. As a result, Behringer’s contractual rights to designate two nominees expired on such date. On April 19, 2017, the 30-day period for Behringer to appeal the Order expired. In addition, the Company and Behringer filed a Joint Motion to Dismiss with Prejudice the matter filed by Behringer in the District Court of Dallas County, Texas, regarding the same dispute, which motion was granted by the court on April 10, 2017. As a result, there is no longer any pending litigation or appeal rights between the parties.

Policy Concerning Hedging and Pledging Transactions

Certain transactions in Company securities (such as purchases and sales of publicly traded put, call or other derivative security options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, under our policy, executive officers and directors are prohibited from engaging in short sales and derivative transactions, purchasing Company securities on margin and pledging Company securities as collateral for a loan.

Communication with Directors

The Company has established several means for stockholders and other interested parties to communicate concerns to the Company’s directors:

●	Any interested party who wishes to communicate with our board of directors may contact our Company’s Secretary at the Company’s headquarters address. The Secretary will forward all such communications to directors.

●	If the concerns of any interested party relate to the Company’s accounting, internal controls or auditing matters, then such party is encouraged to submit those concerns or complaints (anonymously,

confidentially or otherwise) to the Chairman of the Audit Committee, who can be contacted by using our Ethics Hotline by telephone at 855.217.9943 or on the Internet at www.monogramres.ethicspoint.com.

●	If any interested party wishes to communicate directly with our Chairman, who presides over executive sessions of our independent directors, or our independent directors as a group, such party may do so by using our Ethics Hotline by telephone at 855.217.9943 or on the Internet at www.monogramres.ethicspoint.com.

Director Compensation

2016 Director Compensation

Director compensation is reviewed and approved by the Compensation Committee. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified individuals.

On the day of each annual meeting of stockholders after such directors are elected or re-elected, each non-employee director generally receives an equity award in the form of restricted stock units, or RSUs, pursuant to a form of Non-Employee Director Restricted Stock Unit Award Agreement. Each RSU governed by the form of Non-Employee Director Restricted Stock Unit Award Agreement relates to one share of our common stock and is granted pursuant to the Incentive Award Plan. Each RSU entitles the holder to cash dividends as if he or she held a share of our common stock, regardless of vesting or settlement.

For 2016, we granted each non-employee director, including the directors nominated by Behringer, in connection with the 2016 annual meeting of stockholders, an award of RSUs equal to $60,000. The RSUs will vest (i) one-third upon the earlier of June 29, 2017 or the 2017 annual stockholder meeting, (ii) one-third upon the earlier of June 29, 2018 or the 2018 annual stockholder meeting, and (iii) one-third upon the earlier of June 29, 2019 or the 2019 annual stockholder meeting. Notwithstanding the foregoing, the grantee will become fully vested in the RSUs in the event of his death or disability while serving on the board of directors or in the event of a change of control of the Company. Regardless of the vesting of the RSUs, they will not be settled by issuance of shares of our common stock until certain events occur as set forth in the form of Non-Employee Director Restricted Stock Unit Award Agreement.

In 2016, we also paid each of our non-employee directors an annual cash retainer of $60,000. In addition, we paid the Chairman of the Board an annual cash retainer of $40,000, the Chairman of our Audit Committee an annual cash retainer of $15,000, the Chairman of our Compensation Committee an annual cash retainer of $12,500 and the Chairman of our Nominating and Corporate Governance Committee an annual cash retainer of $7,500. These retainers were paid quarterly in arrears. In addition, we paid each of our non-employee directors (i) $1,500 for each regular and special meeting of the board of directors or of any committee of the board of directors on which such non-employee director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board of directors or of any committee of the board of directors on which such non-employee director is a member. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors or any committee thereof.

In October, 2016, the Compensation Committee approved a one-time grant of RSUs to each non-employee director equal to the value of, and in lieu of, cash retainers that would otherwise have been due to such non-employee director for service rendered as a member of the board of directors or committees of the board of directors during the fourth quarter of 2016. These RSU grants were made on January 17, 2017 and will vest in full on January 17, 2018, except for such grants to Messrs. Aisner and Cohen, whose RSUs will vest on June 29, 2017. The Compensation Committee also canceled payment of all fees that would otherwise have been due to non-employee directors for attendance at meetings of the board of directors or committees thereof or for unanimous written consents considered by the board of directors or any committee thereof.

2017 Director Compensation

In 2017, the Compensation Committee, in consultation with FPL Associates, L.P. (“FPL”), a nationally-recognized compensation consulting firm specializing in the real estate industry, undertook a review of the Company’s non-employee director compensation programs. In consideration of an increase in number of Board and committee meetings in recent years and a general trend among public companies moving away from paying per meeting fees, the Compensation Committee eliminated Board and standing committee meeting fees and approved an increase in the annual RSU awards to non-employee directors. In connection with the 2017 annual meeting of stockholders, each non-employee director will receive an award of RSUs equal to $80,000 that will vest upon the earlier of the first anniversary of the grant date and the business day immediately preceding the first annual meeting of stockholders following the grant date. Per meetings fees will only be paid for service on certain special committees formed by the Board. Non-employee directors will be entitled to $1,500 per meeting of such special committees that the director attended either in person or by telephone. In addition, the Compensation Committee approved the following revised retainer schedule for the Company’s non-employee directors commencing with the quarter beginning January 1, 2017:

●	an annual cash retainer of $50,000 for each non-employee director;

●	annual cash retainers of: (i) $40,000 for the Chairman of the board of directors, (ii) $15,000 for the chairman of the Audit Committee, (iii) $12,500 for the chairman of the Compensation Committee, and (iv) $10,500 for the chairman of the Nominating and Corporate Governance Committee; and

●	annual cash retainer of: (i) $7,500 for each member of the Audit Committee, (ii) $5,000 for each member of the Compensation Committee, and (iii) $5,000 for each member of the Nominating and Corporate Governance Committee.

These retainers will be paid quarterly in arrears. In addition, the Company will reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board or any committee thereof.

Stock Ownership Guidelines

The board of directors has established stock ownership guidelines for non-employee directors, as set forth in our Corporate Governance Guidelines. Each non-employee director must acquire and hold shares of our common stock having an initial investment value equal to four times the annual cash retainer paid by us to our independent directors, excluding additional retainer amounts payable for serving as Chairman of the Board or chairing or sitting on a committee of the board of directors. For non-employee directors in office as of September 30, 2014, the initial investment value is set at $240,000 (four times the annual cash retainer of $60,000 effective on that date). For non-employee directors who join the board of directors after such date, the initial investment value is equal to four times the annual cash retainer in effect on the date they join the board of directors. Unvested shares of restricted stock and stock units count toward a non-employee director’s ownership requirement, but stock options are not included.

Non-employee directors are expected to achieve the initial investment value by December 15, 2019, or five years after the non-employee director’s appointment to the board of directors, whichever is later. Upon a director satisfying the initial investment requirement, the number of shares required to be held by the non-employee director to satisfy the ownership requirement is fixed and the director should maintain ownership of at least that number of shares for so long as such non-employee director continues to serve on the board of directors.

Until the investment requirement is achieved, the non-employee director is required to retain “net gain shares” resulting from the issuance of common stock, the exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted under the Company’s equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the issuance, exercise, vesting or settlement event.

Director Compensation Earned or Paid During 2016

The following table summarizes compensation earned by or paid to the non-employee directors during 2016:

	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)(c)	All Other Compensation ($)	Total ($)
Sami S. Abbasi(d)	70,500	—	—	70,500
Robert S. Aisner(e)	64,500	74,984	—	139,484
Roger D. Bowler(d)	62,250	—	—	62,250
Michael D. Cohen(e)	53,000	74,984	—	127,984
David D. Fitch	106,625	78,118	—	184,743
Tammy K. Jones	66,000	74,984	—	140,984
Jonathan L. Kempner	113,125	76,869	—	189,994
W. Benjamin Moreland	59,500	74,984	—	134,484
E. Alan Patton	135,000	84,988	—	219,988
Timothy J. Pire	80,750	78,742	—	159,492

(a)	This column excludes any fees earned in 2015 and paid in 2016.

(b)	Amounts in the “Stock Awards” column represent the grant date fair values of RSUs granted during the fiscal year. The grant date fair values of RSUs were computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value may differ from the amount realized by our directors if and when their RSUs vest. The terms of the RSUs, including dividend equivalents, are described above under “—Director Compensation.”

(c)	Includes the following RSU grants to each non-employee director in January, 2017 awarded in lieu of cash retainers earned for service during the fourth quarter of 2016: 1,440 RSUs to Mr. Aisner; 1,440 RSUs to Mr. Cohen; 1,741 RSUs to Mr. Fitch; 1,440 RSUs to Ms. Jones; 1,621 RSUs to Mr. Kempner; 1,440 RSUs to Mr. Moreland; 2,401 RSUs to Mr. Patton; and 1,801 RSUs to Mr. Pire.

(d)	Messrs. Abbasi and Bowler did not stand for re-election to the board of directors at the 2016 annual meeting of stockholders.

(e)	The contractual rights entitling Behringer to designate two nominees expired in February 2017. As a result, Messrs. Aisner and Cohen will not stand for re-election to the board of directors at the 2017 Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This “Compensation Discussion and Analysis” section explains our compensation philosophy, objectives and practices with respect to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly-compensated executive officers as of the end of 2016 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our executives as of December 31, 2016, were as follows: Mark T. Alfieri, our Chief Executive Officer, President, Chief Operating Officer and a director, Daniel Swanstrom, II, our Executive Vice President and Chief Financial Officer, Howard S. Garfield, our Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary, Margaret M. “Peggy” Daly, our Executive Vice President–Property Management, and Daniel J. Rosenberg, our former Senior Vice President, General Counsel and Secretary. Mr. Rosenberg’s employment with the Company ended on February 28, 2017. For information regarding the current positions of our other executives, please see their biographical information described in “Management of Our Company.”

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance. We place significant emphasis on annual and long term performance based incentive compensation, including cash and equity based incentives, which are designed to reward our executives based on achievement of company and individual goals. As described below, with respect to 2016 annual cash incentive compensation performance objectives, the Company exceeded the target performance level for AFFO year-over-year growth compared to target, but did not achieve the target performance level established for AFFO year-over-year growth compared to our peer group, Same-Store NOI growth compared to a target and Same-Store NOI growth compared to our peer group. With respect to 2016 long-term equity incentive compensation, the Company met or exceeded, as applicable, the target for all the established performance criteria, consisting of AFFO compared to target, AFFO year-over-year growth over a 3-year period compared to peer group and total shareholder return over a 3-year period compared to our peer group.

The compensation programs for our executives are designed to achieve the following objectives:

●	Attract and retain top contributors to ensure that we have high caliber executives;

●	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event performance falls below expectations;

●	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives;

●	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both company and individual performance based on responsibilities and ability to influence financial and organizational results;

●	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

●	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.

We believe our compensation programs are effectively designed and work in alignment with the interests of our stockholders and include a number of best practices, such as:

WHAT WE DO...	WHAT WE DON’T DO...

√ We do place a greater emphasis on variable, performance-based compensation, particularly in the form of long-term equity-based compensation	x We do not provide tax gross-ups to our executives under any circumstance x We do not set compensation levels above median for achieving target performance
√ We do have a clawback provision that requires executives to reimburse the Company for incentive-based compensation to the extent intentional misconduct results in a restatement	x We do not provide uncapped payouts of bonus awards
√ We have redesigned our long-term equity incentive (“LTI”) program to more closely align the long-term interests of the Company’s executive officers with the long-term interests of its stockholders	x We do not allow hedging or pledging of Company securities

√ We have established our annual incentive program based on objective performance criteria, supplemented by subjective criteria	x We do not pay dividends with respect to awards that remain subject to performance-based vesting
√ We do engage an independent compensation consultant to advise the Compensation Committee on compensation matters	x We do not guarantee annual salary increases nor do we pay guaranteed minimum bonuses

Determination of Executive Compensation

Our executive compensation programs are administered by the Compensation Committee of our board of directors. The members of the Compensation Committee are: Messrs. Fitch (Chairman), Kempner, Moreland and Pire, each of whom are “independent” under our charter and under the independence standards of the NYSE.

The Compensation Committee sets the overall compensation strategy and compensation policies for our executives and directors. The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary and incentive compensation. The Compensation Committee will review its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executives are being rewarded in a manner that is consistent with our strategy.

From 2014 through 2016, the Compensation Committee retained FPL, a nationally-recognized compensation consulting firm specializing in the real estate industry, to review the appropriateness of the compensation of our executives. Consistent with SEC rules, the Company has assessed whether the work of FPL raises any conflict of interest and has determined that the retention of FPL to advise the Compensation Committee concerning executive compensation matters does not create a conflict of interest. Neither the Compensation Committee nor the Company has any other professional relationship with FPL.

The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for the executives; (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for the executives; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual incentives and equity-based awards for the executives.

Recent Enhancements to our Executive Compensation Programs

Our Compensation Committee has made numerous enhancements to the structure of our executive compensation programs. Our approach has evolved from a backward-looking single bonus structure to a fully bifurcated incentive plan across cash and equity, as more described below. Our Compensation Committee has determined this new structure is better aligned with the interests of our stockholders.

Redesigned LTI Program: In March, 2017, the Compensation Committee approved new performance-based LTI grants for its executive officers, as part of a broader transition to a new LTI program designed to more closely align the long-term interests of the Company’s executive officers with the long-term interests of its stockholders. The Compensation Committee engaged FPL to advise and assist it in this process. Some of the provisions and improvements of the revised LTI program include:

●	Transitions performance-based awards from a backward-looking program to a forward-looking program;

●	Measures long-term performance with a three-year performance period;

●	Includes a grant with a two-year performance period as part of the 2017 transition-year LTI program;

●	Eliminates the use of individual performance criteria in LTI determinations;

●	Utilizes total shareholder return (“TSR”) as the sole performance metric for performance-based awards;

●	Performance-based awards based 50% on relative TSR and 50% on absolute TSR; and

●	Relative TSR measured against a peer group of public companies focused in the apartment sector.

The performance-based portion of the new LTI is being implemented beginning in fiscal year 2017. Beginning in 2018, the Compensation Committee intends to establish an annual LTI program utilizing a three-year forward-looking performance period. As a result of the proposed change to a “forward-looking” multi-year structure, the Compensation Committee is implementing a 2017 transition-year LTI program in order to ensure that executive officers maintain an appropriate level of overall LTI compensation opportunity during the “phasing in” period prior to the implementation of the 2018 LTI program. See “Redesigned 2017 Executive Compensation Programs —Long-Term Incentive Program” for more details.

Modified 2017 Cash Incentive Compensation Program. In March, 2017, the Compensation Committee, in consultation with FPL, also approved a modified 2017 cash incentive compensation program tied to the achievement of strategic Monogram performance goals and individual objectives more consistent with prevailing market practices. Key features of the 2017 cash incentive compensation program include the following:

●	Utilizes metrics closely tied to the Company’s business plan and guidance including Core FFO and Same-Store net operating income growth;

●	Provides additional performance metrics to be met over the 2017 fiscal year for our Chief Executive Officer; and

●	Provides a balanced mix of objective and subjective performance criteria.

See “Redesigned 2017 Executive Compensation Programs — Cash Incentive Compensation Program” for more details.

Consideration of Say-On-Pay Vote

Our stockholders approved our executive compensation at the 2016 annual meeting of stockholders by over 97% of the votes cast. Even though these results demonstrate strong support from our stockholders, we continue to actively review the various elements of our executive compensation. We took steps in 2017 to redesign and modify certain elements of our executive compensation, including long-term incentive compensation and cash incentive compensation, to bring our compensation programs more in line with market practices and stockholder interests. For further discussion, see “Redesigned 2017 Executive Compensation Programs.”

Competitive Benchmark Assessment

We take into account information about the competitive market for executive talent, but because individual roles and experience levels vary among companies and executives, we believe that strict benchmarking against selected groups of companies does not provide a meaningful basis for establishing compensation. Therefore, the Compensation Committee does not attempt to maintain a specific target percentile with respect to a specific list of benchmark companies in determining compensation for named executive officers. Rather, the Compensation Committee reviews information regarding competitive conditions from a variety of sources in making compensation decisions.

In 2016 the Compensation Committee consulted with FPL to first review the appropriateness of the prior year’s peer group and make suggestions for any modifications to the peer group for the Company in order to facilitate executive compensation decisions. FPL once again considered the following criteria for selecting peer group companies, including, but not limited to:

●	Companies focused primarily in the multifamily sector;

●	Real estate companies similar in size to us (defined by gross value/total capitalization, portfolio metrics such as number of properties/units, employees, etc.);

●	Complexity of operations (active development pipeline and/or joint venture transactions); and

●	Geographic location (companies that may compete with us for talent and/or portfolio concentration).

Because the apartment peers, which largely reflect our direct competitors in the apartment sector are generally larger than our Company (in part due to recent industry consolidation), FPL recommended a second peer group (the “Size-Based Peer Group”) that contains public REITs operating outside of the apartment industry but are of similar size to the Company. All of such companies had ranked between 0.5x and 1.5x the size of our Company measured primarily by total capitalization, a very common measure utilized in the public REIT industry.

A listing of our modified Asset-Based Peer Group and Size-Based Peer Group are contained below.

Asset-Based Peer Group	Size-Based Peer Group
American Campus Communities, Inc.	American Assets Trust, Inc.
Camden Property Trust	Columbia Property Trust, Inc.
Education Realty Trust, Inc.	CoreSite Realty Corporation
Essex Property Trust, Inc.	Cousins Properties Incorporated
Mid-America Apartment Communities, Inc.	EastGroup Properties, Inc.
Post Properties, Inc.(1)	Education Realty Trust, Inc.
UDR, Inc.	First Industrial Realty Trust, Inc.
Kite Realty Group Trust
Pennsylvania REIT
Post Properties, Inc.(1)
QTS Realty Trust, Inc.
Ramco-Gershenson Properties Trust
Washington REIT

(1)	Post Properties, Inc. completed its merger with Mid-America Apartment Communities, Inc. on December 1, 2016.

Our Compensation Committee determined that the peer group changes ensured an accurate assessment of rates of pay in the marketplace in which we compete for executive talent. We anticipate that the members of our peer group will be revisited each year to ensure that they continue to be appropriate and to determine whether companies should be added or removed, as appropriate.

Summary size statistics for us relative to the peer companies are shown below.

Size Statistic (Based on 12/31/16)	Our Relative Ranking vs Asset-Based Peers	Our Relative Ranking vs Size-Based Peers
Total Capitalization	3rd percentile	50th percentile
Market Capitalization	Below minimum	13th percentile
Number of Employees(1)	Below minimum	75th percentile
Number of Properties	Below minimum	49th percentile

(1)	Based on our number of employees at the end of December 31, 2016, which was 430.

In consultation with FPL, the Compensation Committee determined to focus on market data for the Company’s compensation program against the 50th percentile or market median of the corresponding metric for the Size-Based Peer Group and, because the Company’s size fell below the median size of the Asset-Based Peer Group, approximately between the 25th and 50th percentile of the corresponding metric for the Asset-Based Peer Group.

An executive’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over-performance or under-performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

The Role of Executive Officers in Executive Compensation Decisions

Mr. Alfieri consulted with the Compensation Committee regarding 2016 compensation levels for each of our executives other than himself based on recommendations to our Compensation Committee provided by FPL. As our current Chief Executive Officer, Mr. Alfieri will annually review the performance of each of the other executives. Based on this review, he will make compensation recommendations to the Compensation Committee, including recommendations for performance targets, salary adjustments, annual cash incentive compensation bonuses, and long-term equity-based incentive awards. Although the Compensation Committee considers these recommendations along with data provided by its outside consultants, if any, it retains full discretion to set all compensation.

Elements of Executive Compensation

The Compensation Committee believes that using a mix of compensation types (salary, cash incentives and equity) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results. Although it does not allocate a fixed percentage of the executive compensation packages to each of these elements, the Compensation Committee does seek to achieve an appropriate balance among these elements to incentivize our executives to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

The Company does not have specific, proportionate ratios to define the relative total compensation between the individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives. In setting the total compensation of our executive officers, the Compensation Committee considers, for each executive officer, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved.

The graphics below provide the annual target compensation mixes for our Chief Executive Officer and separately for the remaining executives for 2016.

CEO Total Target Direct Compensation	Other NEO Total Target Direct Compensation

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our Compensation Committee to consider salary levels for our executives annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. Our Compensation Committee approved the following base salaries for fiscal year 2016:

Name	Base Salary ($)
Mark T. Alfieri	600,000
Daniel Swanstrom, II	325,000
Howard S. Garfield	275,000
Margaret M. “Peggy” Daly	300,000
Daniel J. Rosenberg	275,000

The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because each executive’s annual cash incentive bonus target opportunity is expressed as a percentage of base salary. The following items are generally considered when determining base salary levels:

●	market data provided by the Compensation Committee’s outside consultant;

●	our financial resources; and

●	the executive’s experience, scope of responsibilities, performance and prospects.

From 2015 to 2016, the Compensation Committee raised the base salaries of certain executives based on the updated market data and peer group analysis provided by FPL.

Annual Cash Incentive Compensation. It is the intention of our Compensation Committee to make a meaningful portion of the executives’ compensation contingent on achieving certain strategic Company performance goals and individual objectives each year. The target annual cash incentive compensation for each of our executives for 2016 was set by the Compensation Committee in October 2015.

Name	2016 Target Bonus ($)	2016 Target Bonus as Percentage of Base Salary
Mark T. Alfieri	750,000	125%
Daniel Swanstrom, II	325,000	100%
Howard S. Garfield	137,500	50%
Margaret M. “Peggy” Daly	300,000	100%
Daniel J. Rosenberg(1)	165,000	60%
(1)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants.

Fifty percent of each executive’s annual cash bonus was determined in a formulaic manner based on the level of our achievement of a number of corporate performance criteria as compared to the level established in advance by the Committee, and 50% was determined based on individual performance criteria set forth further below. The following sets forth the specific performance criteria selected for 2016, the relative weighting of each of these criteria, the target level established by the Committee in advance for each of these criteria and our actual 2016 results for each of these criteria:

Performance Criteria	2016 Target Weighting Levels	Target	2016 Actual Performance	Actual Performance Factor	Weighted Percentage Earned
AFFO year over year growth compared to target(1)(2)	12.5%	$0.38	$ 0.40	103.5%	13.4%
AFFO year over year growth compared to peer group(1)(2)	7.5%	2.4%	-9.0%	0.0%	0.0%
Same-Store NOI growth compared to target(3)	20%	5.0%	3.9%	78%	7.4%
Same-Store NOI growth compared to peer group(3)	10%	5.2%	3.9%	75%	2.8%
Total Weighted Percentage	50%				23.6%

(1)	The Company utilizes The National Association of Real Estate Investment Trusts’ current definition of funds from operations (“FFO”), which is net income (loss), computed in accordance with GAAP excluding gains (or losses) from sales of property (including deemed sales (if any) and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for noncontrolling interests. Adjusted funds from operations is defined as FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments, non-recurring expenses, such as recurring capital expenditures, straight-line rents and stock compensation expense, subject to further adjustment by the Compensation Committee in its discretion. As a result, these measures may include certain adjustments that are not adjusted for within the comparably-titled non-GAAP financial measures included in our annual and quarterly earnings releases.

(2)	Yearly growth rates are calculated as current year amount divided by prior year amount.

(3)	“Same-Store” is defined as multifamily communities that are stabilized and comparable for both the current and the prior calendar reporting year. Net operating income (“NOI”) is calculated as total rental revenue less direct property operating expenses including real estate taxes. NOI does not include property management revenues, interest income, property management expenses, depreciation, interest and other finance expense, corporate general and administrative expenses, overhead allocations and other non-onsite operations, subject to further adjustment by the Compensation Committee in its discretion. As a result, these measures may include certain adjustments that are not adjusted for within the comparably-titled non-GAAP financial measures included in our annual and quarterly earnings releases.

If 65% of the target level (the “threshold level”) is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 0% and 100% with respect to that factor. If performance is between the target level and 150% of the target level, the percentage earned is determined based on linear interpolation, with a maximum to be earned of 200% of the target performance factor.

The peer group for purposes of determining Company performance metrics with respect to cash incentive compensation consisted of the following companies in the multifamily sector:

Apartment Investment and Management Company	Mid-America Apartment Communities, Inc.
AvalonBay Communities, Inc.	Post Properties, Inc.(1)
Camden Property Trust	UDR, Inc.
Equity Residential

(1)	Post Properties, Inc. completed its merger with Mid-America Apartment Communities, Inc. on December 1, 2016.

Individual Goals. Individual goals for each executive officer accounted for up to 50% of such officer’s annual cash incentive compensation and up to 50% of such officer’s long-term equity incentive compensation for 2016 and included the executive’s leadership and managerial performance evaluated on a subjective basis.

Mr. Alfieri’s individual goals for 2016 related to (i) strategic planning and initiatives to increase stockholder value, profitability and cash flow, (ii) establishing and developing relationships with investors and analysts and (iii) team building and management.

Mr. Swanstrom’s individual goals for 2016 related to (i) execution of balance sheet initiatives and debt maturities, (ii) effective management of earnings models, and (iii) investor relations development and strategy.

Mr. Garfield’s individual goals for 2016 related to (i) management of earnings models; (ii) management of credit facilities and liquidity requirements, and (iii) filings of SEC reports and supplemental reports.

Ms. Daly’s individual goals for 2016 related to (i) managing execution of lease-up absorption and revenue goals on new developments, (ii) strengthening core operational platform to support NOI performance, and (iii) executing on revenue enhancement upgrades.

Mr. Rosenberg’s individual goals for 2016 related to (i) coordinating governance and board activities, (ii) overseeing compliance with federal securities laws and NYSE requirements, and (iii) overseeing legal requirements of major corporate transactions. The Compensation Committee made no determination with respect to Mr. Rosenberg’s achievement of individual goals for 2016, because, in accordance with the terms of his separation agreement, he received a lump sum payment in lieu of incentive cash awards and long-term incentive grants.

For 2016, the portion of the earned bonus as compared to the target bonus for each named executive officer was as follows:

Name	Target Bonus ($)	Total Earned Bonus ($)
Mark T. Alfieri	750,000	552,000
Daniel Swanstrom, II	325,000	239,200
Howard S. Garfield	137,500	84,013
Margaret M. “Peggy” Daly	300,000	100,800
Daniel J. Rosenberg(1)	165,000	300,000

(1)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Under the terms of his separation and consulting agreement, Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants. The lump sum payment was determined in part with reference to his bonus opportunity.

Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive award program, which is administered through our Incentive Award Plan, is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies, as well as to promote a performance-focused culture by rewarding employees, including our executives, based upon the achievements of the Company and individual performance. Our Compensation Committee believes that equity awards are necessary to successfully attract qualified employees, including the executives, and will continue to be an important incentive for promoting employee retention going forward. In October, 2015, the Compensation Committee set target long-term equity incentive compensation for each named executive officer which was expressed as a percentage of his or her total annual cash compensation, consisting of 2016 base salary plus his or her actual earned 2016 cash bonus.

Name	2016 Target LTI as Percentage of Total Annual Cash Compensation
Mark T. Alfieri	120%
Daniel Swanstrom, II	90%
Howard S. Garfield	70%
Margaret M. “Peggy” Daly	75%
Daniel J. Rosenberg(1)	70%

(1)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Under the terms of his separation and consulting agreement, Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants. The lump sum payment was determined in part with reference to his bonus opportunity.

The named executive officers’ long-term equity incentive compensation for fiscal year 2016 (which was awarded in the form of RSUs in March 2017) was determined by the Compensation Committee based 50% on objective performance operating and total shareholder return criteria and 50% on subjective individual performance criteria. For purposes of the long term equity incentive compensation program, the Compensation Committee used the same subjective individual performance criteria described above for the annual cash bonus. The peer group for purposes of determining Company performance metrics with respect to long-term equity incentive compensation consisted of the following companies in the multifamily sector:

Apartment Investment and Management Company	Mid-America Apartment Communities, Inc.
AvalonBay Communities, Inc.	Post Properties, Inc.(1)
Camden Property Trust	UDR, Inc.
Equity Residential

(1)	Post Properties, Inc. completed its merger with Mid-America Apartment Communities, Inc. on December 1, 2016.

The following sets forth the specific objective performance criteria selected for 2016, the relative weighting of each of these criteria, the target performance level established by the Committee in advance for each of these criteria and our actual 2016 results for each of these criteria:

Performance Criteria	2016 Target Weighting Levels	Target	2016 Actual Performance	Actual Performance Factor	Weighted Percentage Earned
AFFO compared to target	12.5%	$0.38	$ 0.40	103.5%	13.4%
AFFO year over year growth over 3-year period compared to peer group(1)	12.5%	8.7%	8.7%	100%	12.5%
Total shareholder return over 3-year period compared to peer group(2)	25%	11.3%	11.5%	101.7%	25.8%
Total Weighted Percentage	50.0%				51.7%

(1)	Three year growth rates and returns are calculated as the simple average of the yearly growth rates and returns.

(2)	Total Shareholder Return is calculated as the appreciation in per share value plus distributions during the year calculated in accordance with industry methodology. With respect to the Company, Total Shareholder Return is calculated since January 1, 2015.

If 65% of the target level is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the 65% threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 0% and 100% with respect to that factor. If performance is between the target level and 150% of the maximum target level, the percentage earned is determined based on linear interpolation, with a maximum to be earned of 200% of the target performance factor.

On March 3, 2017, the executives were granted the following number of RSUs for service rendered during 2016:

Name	# of RSUs granted(1)	2016 Earned LTI as a Percentage of 2016 LTI Target
Mark T. Alfieri	137,295	101.7%
Daniel Swanstrom, II	50,430	101.7%
Howard S. Garfield	20,295	82.7%
Margaret M. “Peggy” Daly	21,045	71.7%
Daniel J. Rosenberg(2)	—	—

(1)	The grant date fair value of the RSUs awarded were as follows: $1,405,901 for Mr. Alfieri, $516,403 for Mr. Swanstrom, $207,821 for Mr. Garfield and $215,501 for Ms. Daly.

(2)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017, prior to the grant date.

Each RSU relates to one share of our common stock. Each RSU entitles the executive to cash dividends as if he or she held a share of our common stock, regardless of vesting. Subject to continuous employment of the executive by the Company, each RSU will vest (i) one-third on the 13-month anniversary of the grant date, (ii) one-third on the second anniversary of the grant date, and (iii) one-third on the third anniversary of the grant date. The executive will also become fully vested in the RSUs in the event of a change of control of the Company, his or her death or disability, the termination of employment of the executive without “cause” (as defined in the applicable severance agreement) by the Company or termination of employment by the executive for “good reason” (as defined in the applicable severance agreement). If the executive’s employment with the Company terminates for any other reason, then any unvested RSUs will be forfeited. Regardless of the vesting of the RSUs, if the executive has executed a deferral election form, the settlement date specified in such form will apply and no shares of stock will be issued to the executive until the delayed settlement date. The executive may defer settlement until the earlier of (a) the executive’s separation from service, the executive’s death or a change of control of the Company or (b) a date chosen by the executive that is at least three years from the grant date.

Benefits. All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our executives.

Severance. Prior to December 15, 2014, each of our executives, other than Mr. Swanstrom, were party to employment agreements with the Company which contained, among other items, term limits and commitments to compensation levels. The Compensation Committee reviewed competitive executive contract market materials and retained its own legal counsel and independent compensation consultant to ascertain the competitiveness of the terms of the employment agreements. Based on this analysis, the Compensation Committee determined that it was in the interest of the Company to replace the employment agreements with severance agreements. The severance agreements, which became effective December 15, 2014, replace all prior employment agreements between the Company and the executive officers. On August 21, 2015, the Company entered into a severance agreement with Mr. Swanstrom, effective October 26, 2015, in substantially the same form as those entered into with our other named executive officers. There is no term limit provided for in the severance agreements. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations arising from term limits. Under their severance agreements, each of our executives is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “Severance Agreements” beginning on page 39 and “Potential Payments Upon Termination or Change of Control” beginning on page 41.

Redesigned 2017 Executive Compensation Programs

Long-Term Incentive Program

The Compensation Committee continually re-evaluates our executive compensation programs, including LTI grants, in light of our executive compensation objectives as well as prevailing compensation practices in the multifamily public company REIT sector. Based on these considerations as well as input provided by FPL, the Compensation Committee intends to establish an annual LTI program that incorporates a three-year forward-looking performance period (or, “forward-looking” grants). Under our prior LTI program, equity grants were awarded to executive officers based on the attainment of certain company and individual performance goals over prior fiscal years, with such equity grants subject to additional time-based vesting after the conclusion of the performance period (or, “backward-looking” grants). As a result of the proposed change to a “forward-looking” multi-year structure, on March 8, 2017, the Compensation Committee approved a 2017 transition-year LTI program in order to ensure that executive officers maintain an appropriate level of overall LTI compensation opportunity during the “phasing in” period prior to the implementation of the 2018 LTI program. As part of the revised LTI program, beginning in early 2018 and on an annual basis thereafter, the Compensation Committee also expects to approve grants of RSUs to the Company’s executive officers that are subject solely to time-based vesting.

The initial awards under the transition-year LTI program were made in March 2017, with the ultimate value of such awards predicated on various future total shareholder return objectives for performance periods of approximately two and three years. At the same time the Compensation Committee also made awards in early 2017 to account for historical company and individual performance that occurred in 2016 under the existing 2016 LTI program. Although the timing of grants has shifted to reflect market best practices, the transition to the forward-looking program did not have any economic impact (benefit) on the named executive officers and their ongoing long-term incentive compensation opportunities. Per applicable SEC rules, the “Summary Compensation Table” contained in this proxy statement does not reflect the grant of awards made to our executive officers in 2017, including the RSUs granted under the “backward-looking” LTI program and the RSUs granted under the “forward-looking” 2017 transition-year program. However, the Summary Compensation Table that will be included in our 2018 proxy statement will show an increase in equity grants, reflecting the 2016 RSU awards made after the completion of the performance period and the 2017 transition-year forward-looking RSU grants made prior to the two and three year performance periods. The diagram below depicts the previous LTI program compared to our new forward-looking LTI program.

The 2017 performance-based grants awarded to each executive officer consist of RSUs subject to the future achievement of our performance targets over the relevant forward-looking performance period. Each RSU relates to one share of our common stock. The actual number of RSUs to be earned by the executive officer may range from 0% to 150% of target based on actual performance over the performance period. No portion of such performance RSUs will be allocated based on subjective factors.

The 2017 transition-year performance RSU awards consist of two separate tranches with different performance periods and vesting schedules, as follows:

○	One-third of the performance RSUs will have a performance period of approximately two years ending as of February 28, 2019, and will vest upon conclusion of such performance period; and

○	Two-thirds of the performance RSUs will have a performance period of approximately three years ending as of February 28, 2020, and will vest upon conclusion of such performance period.

The overall effect of the tranches described above is to ensure consistent award opportunity during the LTI program “phase in” period. The performance criteria for each tranche noted above will be based 50% on our total shareholder return compared to a target (“Monogram Absolute TSR”) and 50% on Relative TSR for the relevant performance period, as further described below. Commencing in 2018, the Compensation Committee expects to adopt a three-year performance period and standard award opportunities for all performance RSU awards.

LTI Performance Metrics

The number of shares of common stock subject to a performance RSU that are issued to an executive officer upon the end of the relevant performance period depend on our achievement of at least a “Threshold” level of two metrics: (1) Monogram Absolute TSR compared to a target and (2) Monogram Absolute TSR as compared to a peer group of public companies focused in the apartment sector (the “TSR Apartment Performance Peers”) over the same time period, measured by the weighted average TSR achieved by the TSR Apartment Performance Peers for the performance period based on the total compounded annual percentage return per share achieved by the stock of each Peer Group member (“Relative TSR”).

The TSR Apartment Performance Peers, which largely reflect our direct competitors in the apartment sector, were selected upon the recommendation of and in consultation with FPL. A listing of our TSR Apartment Performance Peers is contained below.

Apartment Investment and Management Company	Essex Property Trust, Inc.
AvalonBay Communities, Inc.	Mid-America Apartment Communities, Inc.
Camden Property Trust	UDR, Inc.
Equity Residential

Relative TSR

If (i) Monogram Absolute TSR for the performance period is a positive percentage and the weighted average TSR achieved by the TSR Apartment Performance Peers for the performance period is a positive percentage or (ii) Monogram Absolute TSR for the performance period is a negative percentage and the weighted average TSR achieved by the TSR Apartment Performance Peers for the performance period is a negative percentage, the following “Threshold,” “Target,” and “Maximum” benchmarks will determine the number of RSUs that will be earned, as a percentage of the target number of RSUs granted:

Performance Level	Relative TSR	Percentage of Target Earned
Threshold	50%	25%
Target	105%	100%
Maximum	125%	150%

If the Monogram Absolute TSR for the performance period is a positive percentage and the weighted average TSR achieved by the TSR Apartment Performance Peers for the performance period is a negative percentage, then 100% of the Relative TSR RSUs will be earned, unless otherwise determined by the Compensation Committee. If the Monogram Absolute TSR for the performance period is a negative percentage and the weighted average TSR achieved by the TSR Apartment Performance Peers for the performance period is a positive percentage, then none of the Relative TSR RSUs will be earned, unless otherwise determined by the Compensation Committee.

Monogram Absolute TSR

The “Threshold,” “Target,” and “Maximum” benchmarks to be established for the Monogram Absolute TSR achieved by us over the relevant performance period and the resulting impact on the number of RSUs earned by each executive officer upon the conclusion of the applicable performance period are as follows:

	Monogram Absolute TSR (Compounded Annually)	Percentage of Target Earned
Performance Level
Threshold	4%	50%
Target	7%	100%
Maximum	11%	150%

No RSUs with respect to either the Relative TSR or Monogram Absolute TSR metric will be earned if below “Threshold” performance is achieved for such metric. If performance falls between Threshold and Target or Target and Maximum for any performance period, then the number of RSUs earned with respect to a particular metric will be determined by linear interpolation (with an associated payout level in between Threshold and Target performance levels, or Target and Maximum performance levels, as applicable). Shares will be issued with respect to earned RSUs no later than 90 days following the end of the performance period.

No dividend equivalents will be paid while the performance RSUs are subject to performance criteria. Dividend equivalents will accrue and become payable on the portion of the RSUs that have vested upon the conclusion of the performance period.

The executive officer must be employed on the last day of the performance period to receive earned performance RSUs, subject to the following exceptions. If during the performance period, the executive officer’s employment is terminated by us without “Cause,” or the executive officer resigns with “Good Reason,” retires, dies or becomes subject to a “Disability” while employed by the Company (as each such term is defined in the respective performance RSU award agreement), the performance RSUs will remain outstanding until the conclusion of the applicable performance period. At such time, the award will be calculated based on actual levels of performance through the performance period but will be prorated based on the period of employment during the performance period, and the prorated portion of the award will immediately become earned. If a change in control occurs while the executive officer is employed by us during the performance period, the executive officer will receive an award calculated based on actual levels of performance through the date that is 30 days preceding the change in control, and such award will immediately become earned.

Cash Incentive Compensation Program

The Compensation Committee has also approved updates to our annual cash incentive program for our executive officers for 2017, upon the recommendation of and in consultation with FPL. The “Target Cash Bonus” payable pursuant to our 2017 annual cash incentive program is contingent on the achievement of certain company performance goals and individual objectives by each executive officer. In addition, the 2017 annual cash incentive program has been modified to provide an annual cash incentive arrangement for our Chief Executive Officer that includes additional performance metrics, beyond those applicable to our other executive officers, to be met over the 2017 fiscal year.

The 2017 Target Cash Bonuses are comprised of two components. A portion of the Target Cash Bonus that may be earned for 2017 will be determined in a formulaic manner based on our performance relative to specified performance criteria established by the Compensation Committee, as described below. The remaining portion of the Target Cash Bonus will be determined based on the Compensation Committee’s subjective evaluation of such executive officer’s performance relative to specified individual and/or collaborative criteria established by the Compensation Committee. With respect to our Chief Executive Officer, 75% of his Target Cash Bonus will be based on objective company performance criteria and 25% will be attributable to subjective individual performance objectives. For all executive officers, the actual Target Cash Bonus earned with respect to company and individual performance may range from 0% and 150% of target based on actual performance for the year.

 2017 Company Performance Criteria

The following sets forth the 2017 performance criteria and the relative weighting of each of these criteria in determining any payout for our executive officers and our Chief Executive Officer with respect to the portion of the 2017 Target Cash Bonus attributable to the achievement of our performance goals.

Performance Criteria for Executive Officers (other than our Chief Executive Officer)

Performance Criteria	Weighting	Range	Resulting Cash Payout
Core FFO per Share relative to Guidance(1)	50%	Threshold	50%
		Target	100%
		Maximum	150%
Same-Store Absolute NOI Growth	50%	Threshold	50%
		Target	100%
		Maximum	150%

(1) Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and certain non-recurring expenses,subject to further adjustment by the Compensation Committee in its discretion.

Performance Criteria for our Chief Executive Officer

Performance Criteria	Weighting	Range	Resulting Cash Payout
Core FFO per Share relative to Guidance	40%	Threshold	50%
		Target	100%
		Maximum	150%
Same-Store Absolute NOI Growth	40%	Threshold	50%
		Target	100%
		Maximum	150%
G&A Reduction Goals(1)	20%	Threshold	50%
		Target	100%
		Maximum	150%

(1)	G&A Reduction Goals calculated as a percentage of gross assets and a percentage of gross revenues, in each case exclusive of certain non-recurring items.

The actual Target Cash Bonus payment realized by an executive officer, including our Chief Executive Officer, for 2017 with respect to each applicable performance goal will depend on our achievement of at least a “Threshold” level of performance established by the Compensation Committee with respect to that performance measurement. There will be no Target Cash Bonus payable for the respective performance goal in the event we achieve less than the Threshold level for the applicable annual performance period. If the calculated percentage is between Threshold and Target or between Target and Maximum for an annual performance period, then the earned percentage will be determined by linear interpolation (with an associated cash payout percentage in between Threshold and Target performance levels, or Target and Maximum performance levels, as applicable).

2017 Individual Objectives

The remaining portion of the overall Target Cash Bonus will be based on the Compensation Committee’s subjective evaluation of the executive officer’s performance relative to achieving specified individual criteria established for 2017 for each executive officer, which the Compensation Committee has determined are also important elements of each executive officer’s contribution to the creation of overall shareholder value.

2017 Target Cash Bonus Payments

All 2017 Target Cash Bonus payments will be made in the year following the completion of the annual performance period to which the 2017 Target Cash Bonus payment relates. The actual payment to each executive officer will be made as soon as practicable after final certification of the underlying performance results and approval of such payment by the Compensation Committee; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under the Code, in no event will any such payment be made later than March 15 of such year.

Should an executive officer terminate his or her employment with us prior to the conclusion of the applicable annual performance period, his or her 2017 Target Cash Bonus payment will be determined by the terms of the executive officer’s applicable severance agreement, which generally provides that, if defined conditions are met, in the event of the executive officer’s death, “Disability,” termination without “Cause,” or resignation for “Good Reason” (as each such term is defined in the severance policy), the executive officer would receive the pro rata portion of any annual cash incentive compensation which would have been earned by the executive officer during such year of termination had the executive officer remained employed the entire year.

Risk Management

The Compensation Committee believes that our compensation policies and practices do not encourage our employees or executives to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company. In making this assessment, the Compensation Committee noted several ways in which risk is effectively managed or mitigated, including the balanced mix of the elements that comprise our executive compensation packages, the use of varied performance metrics in our annual cash incentive compensation program and the ability of the Compensation Committee to employ discretion when awarding annual and long-term incentive compensation. In addition, our policies prohibiting pledging and hedging of our shares and our clawback policy also help to mitigate risks. Accordingly, the Compensation Committee believes that the mix of the compensation elements should lead to executive and employee behavior that is consistent with our overall objectives and risk profile.

Impact of Regulatory Requirements on Executive Compensation

Section 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our Chief Executive Officer and our three most highly compensated executives other than our Chief Executive Officer and Chief Financial Officer unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations. Our Compensation Committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies. Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on the Company. Section 162(m) of the Code did not limit our ability to take a tax deduction for all of the compensation paid to these executives for the year ended December 31, 2016.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to pay certain distributions to our stockholders to maintain our status as a REIT. Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation. The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A. Section 409A of the Code may affect the federal income tax treatment of most forms of deferred compensation by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income under certain circumstances. The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers and plans to structure compensation arrangements to be in compliance with Section 409A.

Section 280G and 4999. Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations). The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company but has determined not to provide any tax grossed-up payment to assist any executive in the payment of these excise taxes.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently comprised of the four independent directors named at the end of this report, each of whom is “independent” under the independence standards of the NYSE. The Compensation Committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2016.

The Compensation Committee has reviewed and discussed with management the “Executive Compensation — Compensation Discussion and Analysis” section (the “CD&A”) contained in this Proxy Statement. Based on this review and the committee’s discussions, the Compensation Committee has recommended to the board of directors the inclusion of the CD&A in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

COMPENSATION COMMITTEE:

David D. Fitch, Chairman
Jonathan L. Kempner
W. Benjamin Moreland
Timothy J. Pire

Summary Compensation Table

We do not grant stock options, nor do we sponsor any pension plans or nonqualified deferred compensation plans. Accordingly the table below omits the columns for “Option Awards” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark T. Alfieri	2016	600,000	—	1,355,243	552,000	7,950	2,515,193
Chief Executive Officer, President, Chief Operating Officer and Director	2015	575,000	—	1,309,000	745,818	7,950	2,637,768
	2014	425,000	—	935,000	393,125	3,900	1,757,025
Daniel Swanstrom, II(6)	2016	325,000	—	227,010	239,200	7,950	799, 160
Executive Vice President and Chief Financial Officer	2015	59,658	—	150,000	210,775	501	420,934
	2014	—	—	—	—	—	—
Howard S. Garfield	2016	275,000	—	571,596	84,013	7,950	938,559
Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	2015	316,667	—	819,000	381,016	7,950	1,524,633
	2014	325,000	—	585,000	300,625	3,900	1,214,525
Margaret M. “Peggy” Daly	2016	300,000	—	347,042	100,800	7,950	755,792
Executive Vice President– Property Management	2015	300,000	—	288,750	272,386	7,950	869,086
	2014	275,000	—	206,250	127,188	3,861	612,299
Daniel J. Rosenberg	2016	275,000	300,000	296,010	—	7,950	878,960
Former Senior Vice President, General Counsel and Secretary	2015	275,000	—	354,375	178,348	7,950	815,673
	2014	250,000	—	253,125	115,625	3,534	622,284

(1)	The amounts shown reflect salary earned in 2016 for each named executive officer, which may be slightly different than the actual salary paid in 2016 due to the timing of payroll periods within respective calendar years.

(2)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants.

(3)	Amounts in the “Stock Awards” column represent the grant date fair values of RSUs granted during the fiscal year. The grant date fair values of RSUs were computed in accordance with the ASC Topic 718. The grant date fair value may differ from the amount realized by our executives if and when their RSUs vest.

(4)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses paid to the named individuals under our annual cash incentive compensation program.

(5)	Amounts in the “All Other Compensation” column represent the Company’s matching contributions to our 401(k) plan.

(6)	Amounts for Mr. Swanstrom reflect proration for 2015 to reflect the time period from his effective date of employment, October 26, 2015, through December 31, 2015.

Grants of Plan-Based Awards

The table below provides information concerning each grant of an award made to a named executive officer in the last completed fiscal year under any plan. During the fiscal year ended December 31, 2016, we paid our named executive officers cash bonuses under our annual cash incentive compensation program, as well as granted RSUs under our Incentive Award Plan that vest based on continued service over time. Accordingly, the table below omits the columns for “Incentive Plan Awards,” “All Other Option Awards,” and “Exercise or Base Price of Option Awards.”

Name and Principal Position	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum
Mark T. Alfieri	—	0	750,000	1,125,000	—	—
Chief Executive Officer, President, Chief Operating Officer and Director	3/1/16	—	—	—	147,309	1,355,243
Daniel Swanstrom, II(5)	—	0	325,000	487,500
Executive Vice President and Chief Financial Officer	3/1/16	—	—	—	24,675	227,010
Howard S. Garfield	—	0	137,500	206,250	—	—
Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	3/1/16	—	—	—	62,130	571,956
Margaret M. “Peggy” Daly	—	0	300,000	450,000	—	—
Executive Vice President–Property Management	3/1/16	—	—	—	37,722	347,042
Daniel J. Rosenberg	—	—	—	—	—	—
Former Senior Vice President, General Counsel and Secretary(6)	3/1/16	—	—	—	32,175	296,010

(1)	The compensation committee took action to grant the RSUs on the grant date determined under ASC Topic 718.

(2)	Amounts in this column reflect the threshold, target and maximum payment levels for cash bonuses paid to the named individuals under our annual cash incentive compensation program. Threshold and maximum amounts are based on the objective aspects of the incentive plan award program and without regard to the subjective performance aspects of the same.

(3)	Amounts in this column represent the number of RSUs granted under our Incentive Award Plan to each named executive officer during the fiscal year ended December 31, 2016, in accordance with the award agreement and the executive’s severance agreement, which is discussed in greater detail below.

(4)	The grant date fair values of RSUs were in accordance with the ASC Topic 718. The grant date fair value may differ from the amount realized by our executives if and when their RSUs vest.

(5)	Amounts for Mr. Swanstrom reflect proration for 2015 to reflect the time period from his effective date of employment, October 26, 2015, through December 31, 2015.

(6)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Under the terms of his separation and consulting agreement, Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants. The lump sum payment was determined in part with reference to his bonus opportunity.

Outstanding Equity Awards at Fiscal-Year End

The table below provides the information concerning RSUs granted to our named executive officers that have not vested and are outstanding at fiscal year ended December 31, 2016. During our last fiscal year, we granted our named executive officers only RSUs that vest based on continued service over time. Accordingly, the table below omits the columns for “Option Awards” and “Equity Incentive Plan Awards.”

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	271,021	2,932,447
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	34,605	374,426
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	62,130	672,247
Margaret M. “Peggy” Daly Executive Vice President–Property Management	65,011	703,419
Daniel J. Rosenberg Former Senior Vice President, General Counsel and Secretary(3)	65,666	710,506

(1)	Amounts in this column represent the number of RSUs granted to each named executive officer that have not vested as of December 31, 2016. So long as the executive remains continuously employed by the Company through the applicable vesting date, 33 1/3% of the total number of RSUs granted will vest 13 months after the grant date and on the second and third anniversaries of the grant date. In addition, 100% of the RSUs will vest upon a “change in control,” death or “disability” of the executive, or upon termination of employment by either the Company without “cause” or the executive for “good reason” (as each specified term is defined in the executive’s severance agreement, which is discussed in detail under the section titled “Severance Agreements,” below). The RSUs include dividend equivalent rights that entitle the executive to a cash payment on each date, before the RSUs are settled, that the Company makes a dividend payment on its common stock to its stockholders. The amount of the dividend equivalent payment is equal to the product of (x) the amount of the dividend payable per share of common stock multiplied against (y) the number of unsettled RSUs awarded to the executive.

(2)	The aggregate market value of the RSUs that have not vested is computed by multiplying the closing market price of the Company’s common stock on December 31, 2016 by the total number of then-unvested RSUs.

(3)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock awards granted to our named executive officers that vested during the year ended December 31, 2016. We grant no stock options.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	77,394	640,464
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	3,607	37,874
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	—	—
Margaret M. “Peggy” Daly Executive Vice President–Property Management	11,972	98,899
Daniel J. Rosenberg Former Senior Vice President, General Counsel and Secretary(3)	14,808	122,286

(1)	Amounts in this column represent the number of RSUs granted to our named executive officers that have vested as of December 31, 2016.

(2)	The aggregate market value of the RSUs that have vested is computed by multiplying the closing market price of the Company’s common stock on the date of vesting, which ranged from $7.91 to $10.50 per share, by the total number of vested RSUs.

(3)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2016, under our equity incentive plan for the named executive officers. The deferred compensation consists of shares of our common stock that will be issued with respect to RSUs granted to our named executive officers. As described in more detail under the heading “Long-Term Equity Incentive Compensation,” the RSUs design and structure were intended to reward our executives based upon the achievements of the Company and individual performance. Regardless of the vesting of the RSUs, if the executive has executed a deferral election form, the settlement date specified in such form will apply and no shares of stock will be issued to the executive until the delayed settlement date. The executive may defer settlement until the earlier of (a) the executive’s separation from service, the executive’s death or a change of control of the Company or (b) a date chosen by the executive that is at least three years from the grant date. During the deferral period, the executive would receive dividend equivalents on the deferred shares in the form of quarterly cash payments. See “– Long-Term Equity Incentive Compensation” for additional information regarding the RSUs.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2016 FISCAL YEAR

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Mark T. Alfieri	640,464	—	229,877	—	1,173,613

(1)	The amounts in this column represent the value of RSU awards that vested on January 13, 2016 and February 13, 2016. The number of RSU awards for Mr. Alfieri is 77,394 RSUs. The aggregate value of the RSU awards on the vesting dates of January 13, 2016 and February 13, 2016 is reported in the “Option Exercises and Stock Vested” table.

(2)	Based on a per share price of $10.82, which was the closing price per share of our common stock on December 30, 2016.

Severance Agreements

Effective as of December 15, 2014, we entered into Severance Agreements (collectively, the “Severance Agreements”) with each of the following named executive officers: Mark T. Alfieri, our Chief Executive Officer, President and Chief Operating Officer; Howard S. Garfield, our Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary; Margaret M. “Peggy” Daly, our Executive Vice President—Property Management and Daniel J. Rosenberg, our former Senior Vice President, General Counsel and Secretary. These Severance Agreements replace all prior employment agreements between the Company and the executive officers, and there is no term limit provided for in the Severance Agreements. On August 21, 2015, the Company entered into a severance agreement with Mr. Swanstrom, effective October 26, 2015, in substantially the same form as those entered into with our other executive officers.

Under the Severance Agreements, we are required to provide the executive officer the sum of the executive officer’s base salary earned through the date of termination of the executive officer’s employment, unpaid expense reimbursements, unused paid time off accrued through the date of termination, any vested benefits the executive officer may have under our employee benefit plans through the date of termination, and, except in the case of the executive officer’s termination for “cause” (as defined in the Severance Agreements), any awarded and unpaid cash incentive compensation that the executive officer earned on or before the date of termination (the “Accrued Benefit”). In addition, each executive officer will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

We may terminate an executive officer’s employment under the Severance Agreements with or without “cause,” defined as, among other things, the executive officer’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive officer’s material breach of the Severance Agreement. In addition, each executive officer may terminate his or her employment under the Severance Agreement for any reason, including but not limited to “good reason,” defined as, among other things, a material breach of the Severance Agreement by the Company. If the executive officer’s employment is terminated by us without “cause” or by the executive officer for “good reason”:

●	in addition to the Accrued Benefit, we will pay the executive officer (i) the pro rata portion of any cash incentive compensation which would have been earned by the executive officer during such year of termination had the executive officer remained employed the entire year (the “Pro-Rated Bonus”) and (ii) an amount equal to the product of (1) a “Severance Multiple,” equal to 2.6 for Mr. Alfieri, 2.25 for Mr. Swanstrom, 2.0 for Mr. Garfield, 2.0 for Ms. Daly and 2.0 for Mr. Rosenberg; and (2) the sum of: (a) the executive officer’s annual base salary; plus (b) the average of the annual cash incentive compensation received by the executive officer each year during the last three years of his or her employment with the Company (provided that for 2015 the annual cash incentive compensation received by Mr. Swanstrom shall be deemed to be 100% of his annual base salary);

●	all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course will vest at an amount based on our performance from the commencement of the performance period through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

●	if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

On August 21, 2015, we amended the Severance Agreement with Mr. Garfield, effective October 26, 2015 (the “Amendment”), to provide that the following will not permit Mr. Garfield to resign for “good reason” as defined in his Severance Agreement dated December 15, 2014: the appointment of Mr. Swanstrom, the new title, role and responsibilities for Mr. Garfield, and the new base pay for Mr. Garfield.  In return, we agreed to immediately vest all outstanding RSUs that Mr. Garfield has received to date. However, as a condition of such immediate vesting, and for a period of one year following the date of such accelerated vesting, Mr. Garfield is generally precluded from selling, transferring, or otherwise disposing in any manner any of the shares of stock transferred in settlement of such vested RSUs, and that for an additional one year period, Mr. Garfield is generally precluded from selling, transferring, or otherwise disposing in any manner of one-half of the shares of stock transferred to Mr. Garfield in settlement of such vested RSUs.

Upon a “change in control” (as defined in the Severance Agreements) of the Company, each Severance Agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course will vest, without any proration, based on our achievement of performance goals from the commencement of the performance period through the end of the calendar month immediately preceding the change in control.

In the event that an executive officer’s employment is terminated on account of the death or disability of the executive officer, each Severance Agreement provides that we will pay the executive officer (or his or her authorized representative or estate):

●	the Accrued Benefit;

●	lump sum payment equal to 100 percent of his or her annual base salary; and

●	the Pro-Rated Bonus.

Upon the date of termination on account of death or disability of the executive officer, all equity awards with time-based vesting will immediately fully vest in accordance with their terms and become non-forfeitable. Each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course shall vest at an amount based upon our achievement of performance goals through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period.

The Severance Agreements contain customary restrictive covenants including non-competition and non-solicitation provisions that apply during the term of the executive officer’s employment with the Company and for 15 months thereafter.

Separation and Consulting Agreement with Daniel J. Rosenberg

Pursuant to the Separation and Consulting Agreement and consistent with the terms of Mr. Rosenberg’s Severance Agreement, Mr. Rosenberg received (i) lump sum payments in the amount of $829,315.33, less applicable tax-related deductions and withholdings, as severance under the terms of his Severance Agreement, (ii) lump sum payments in the amount of $300,000, less applicable tax-related deductions and withholdings, in lieu of any 2016 long-term equity incentive compensation or annual cash incentive compensation otherwise due to Mr. Rosenberg under his Severance Agreement, and (iii) a lump sum payment equal to 18 months of our medical, vision and dental insurance contributions In addition, Mr. Rosenberg’s outstanding unvested RSUs were fully vested as of February 28, 2017. Pursuant to the terms of his Separation and Consulting Agreement, Mr. Rosenberg provided transition consulting services to the Company for one month following his termination date.

Potential Payments upon Termination or Change of Control

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that would be payable to our executives under the terms of their severance agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event took place on December 31, 2016 (without regard to any potential reductions required under the severance agreements for amounts in excess of Section 280G thresholds):

The amounts described above do not include payment or benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment, including, but not limited to, accrued vacation.

Name and Principal Position	Without Cause/ For Good Reason(1)(2) ($)	Change-in-Control (Termination Without Cause/ For Good Reason)(1)(2) ($)	Death/Disability(3) ($)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	7,459,190	7,459,190	1,152,000
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	2,286,054	2,286,054	564,200
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	1,958,550	1,958,550	359,013
Margaret M. “Peggy” Daly Executive Vice President–Property Management	1,870,984	1,870,984	400,800
Daniel J. Rosenberg(4) Former Senior Vice President, General Counsel and Secretary	1,672,268	1,672,268	575,000

(1)	Average of annual cash incentive compensation is calculated using the amount earned in 2016 but not paid until 2017.

(2)	Amount includes RSUs earned in 2016 but not granted until 2017.

(3)	Pro-Rated Bonus is the amount earned in 2016 but not paid until 2017.

(4)	Mr. Rosenberg’s employment with the Company ended on February 28, 2017. Mr. Rosenberg received a lump sum payment in the amount of $300,000 less applicable tax-related deductions and withholdings in lieu of incentive cash awards and long-term incentive grants.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Abbasi, Bolwer, Fitch, Kempner, Moreland, Patton and Pire, served as members of the Compensation Committee. Messrs. Abbasi, Bowler and Patton served on the Compensation Committee through the 2016 annual meeting of stockholders, at which time Messrs. Moreland, Fitch, Kempner and Pire were appointed to the Compensation Committee. During 2016:

●	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee,

●	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

●	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

●	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee, and

●	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2016, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during 2016, with the following exception: Mr. Pire was late by one day in filing a Form 4 with respect to a purchase of Company common stock on March 7, 2016.

ownership of equity Securities

The following table sets forth information as of April 17, 2017 regarding the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of the outstanding shares of such classes of stock, each of our directors, each of our executive officers, and our directors and executive officers as a group based on representations of officers and directors of the Company and filings through April 17, 2017 received by the Company on Schedule 13G or Schedule 13D under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company.

Name of Beneficial Owner	Class of Stock	Amount and Nature of Beneficial Ownership (a)	Percentage of Class (b)
W. Benjamin Moreland (c) (d)	—	—	—
David D. Fitch(c) (d)	Common Stock	9,700	*
Tammy K. Jones(c) (d)	Common Stock	7,470	*
Jonathan L. Kempner(c) (d)	Common Stock	20,000	*
E. Alan Patton(c) (d)	Common Stock	15,000	*
Timothy J. Pire(c) (d)	Common Stock	2,000	*
Mark T. Alfieri(c) (d)	Common Stock	52,812	*
Robert S. Aisner (c) (d)	Common Stock	6,138	*
Michael D. Cohen (c) (d) (e)	Common Stock	3,107	*
Margaret M. Daly(c) (d)	Common Stock	37,590	*
Howard S. Garfield(c) (d) (f)	Common Stock	100,609	*
Ross P. Odland(c) (d)	Common Stock	32,094	*
James J. McGinley III(c) (d)	Common Stock	12,365	*
Daniel Swanstrom, II(c) (d)	Common Stock	9,582	*
All current directors and executive officers as a group (14 persons)	Common Stock	308,467	*
The Vanguard Group, Inc.(g)	Common Stock	24,992,421	14.96%
MIRELF V REIT Investments LLC(h)	Common Stock	16,655,932	9.97%
FMR LLC(i)	Common Stock	15,755,853	9.43%
Abigail P. Johnson
BlackRock, Inc.(j)	Common Stock	14,196,850	8.50%

*	Represents less than 1%

(a)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(b)	The percentage of beneficial ownership is calculated based on 167,017,715 shares of common stock outstanding as of April 17, 2017.

(c)	In addition to the reported shares, as of April 17, 2017, Mr. Moreland owned 7,380 RSUs, Mr. Fitch owned 23,706 RSUs, Ms. Jones owned 7,380 RSUs, Mr. Kempner owned 26,078 RSUs, Mr. Patton owned 26,858 RSUs, Mr. Pire owned 7,741 RSUs, Mr. Alfieri owned 467,680 RSUs, Mr. Aisner owned 22,906 RSUs, Mr. Cohen owned 7,380 RSUs, Ms. Daly owned 56,411 RSUs, Mr. Garfield owned 82,425 RSUs, Mr. Odland owned 39,851 RSUs, Mr. McGinley owned 46,781 RSUs and Mr. Swanstrom owned 76,810 RSUs. Each such RSU relates to one share of our common stock and is subject to future vesting and/or settlement provisions.

(d)	Address is 5800 Granite Parkway, Suite 1000, Plano, Texas 75024.

(e)	Includes 3,107 shares owned by a trust for the benefit of Mr. Cohen’s spouse. Mr. Cohen disclaims beneficial ownership of such shares.

(f)	Includes 45,706 shares of common stock that are subject to restrictions on disposition in accordance with the amendment to the Severance Agreement between Mr. Garfield and the Company.

(g)	The number of shares reported is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2017. The Schedule 13G/A indicates that the reporting entity is a registered investment advisor and has sole voting power with respect to 417,191 shares, shared voting power with respect to 188,815 shares, sole dispositive power with respect to 24,611,960 shares and shared dispositive power with respect to 380,461 shares of common stock. The Schedule 13G/A indicates that Vanguard Fiduciary Trust Company is the beneficial owner of 191,646 shares as the result of serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd. is the beneficial owner of 414,360 shares as a result of serving as investment manager of Australian investment offerings, and each entity is a wholly-owned subsidiary of the reporting entity. In addition, the number of shares reported as beneficially owned by Vanguard includes the 12,035,060 shares, representing 7.21% of our outstanding shares of common stock, separately reported as beneficially owned by Vanguard Specialized Funds—Vanguard REIT Index Fund on a Schedule 13G/A filed with the SEC on February 13, 2017. The address of each reporting person/ entity is 100 Vanguard Blvd., Malvern, PA 19355.

(h)	The number of shares reported is based solely on a Schedule 13D/A filed by MIRELF V REIT Investments LLC (“MIRELF V REIT Investments”), MIRELF V REIT (“MIRELF V REIT”), Madison International Real Estate Liquidity Fund V, LP (“MIRELF V”), Madison International Holdings V, LLC (“Holdings”), Madison International Realty V, LLC (“Realty,” and together with MIRELF V REIT Investments, MIRELF V REIT, MIRELF V and Holdings, the “Fund V Entities”), MIRELF VI (AIV), LP (“MIRELF VI AIV”), Madison International Real Estate Liquidity Fund VI, SCS (“Fund VI SCS”), MIRELF VI (SCS Blocker), LP (“SCS Blocker”), Madison International Real Estate Liquidity Fund VI (TE), LP (“Fund VI TE”), Madison International Real Estate Liquidity Fund VI (T), LP (“Fund VI T”), MIRELF VI (U.S.) LP (“MIRELF VI”), Madison International Realty VI, LLC (“Realty VI”), Madison International Holdings VI, LLC (“Holdings VI”), MIRELF VI REIT (“MIRELF VI REIT”), MIRELF VI REIT Investments II, LLC (“MIRELF VI REIT Investments II,” and together with MIRELF VI AIV, Fund VI SCS, SCS Blocker, Fund VI TE, Fund VI T, MIRELF VI, Realty VI, Holdings VI, and MIRELF VI REIT, the “Fund VI Entities”), Madison International Realty Holdings, LLC (“Realty Holdings”), and Ronald M. Dickerman (“Mr. Dickerman” and, together with the Fund V Entities, the Fund VI Entities and Realty Holdings, the “Reporting Persons”) with the SEC on March 30, 2017. The Schedule 13D/A indicates the Fund V Entities have shared voting power and shared dispositive power with respect to 13,047,537 shares of common stock, Realty Holdings has shared voting power and shared dispositive power with respect to 16,655,932 shares of common stock, the Fund VI Entities have shared voting power and shared dispositive power with respect to 3,608,395 shares of common stock, and Mr. Dickerman has shared voting power and shared dispositive power with respect to 16,655,932 shares of common stock, and that the address of each Reporting Person is 410 Park Avenue, 10th Floor, New York, New York 10022.

(i)	The number of shares reported is based solely on a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017. The Schedule 13G/A indicates that FMR LLC has sole voting power with respect to 7,416,811 shares of common stock and that each of FMR LLC and Abigail P. Johnson has sole dispositive power with respect to all of the shares of common stock reported. The address of each reporting person/ entity is 245 Summer Street, Boston, MA 02210.

(j)	The number of shares reported is based solely on a Schedule 13G/A filed by Blackrock, Inc. (“BlackRock”) with the SEC on January 25, 2017. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 13,810,307 shares of common stock and sole dispositive power with respect to all of the shares of common stock reported, and that the address of BlackRock is 55 East 52nd Street, New York, NY 10055.

AUDIT MATTERS

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its audited financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures and the letter provided to the Audit Committee by the independent registered public accounting firm, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, on February 21, 2017, the Audit Committee recommended to the board of directors, and the board of directors then approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed the Form 10-K with the SEC on February 28, 2017. In addition, the Audit Committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm. The following independent directors, who constitute all of the Audit Committee, provide the foregoing report.

Audit Committee:

Timothy J. Pire, Chairman

E. Alan Patton

Tammy K. Jones

W. Benjamin Moreland

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since November 14, 2006. Our management believes that Deloitte is knowledgeable about our operations and accounting practices and is well qualified to act as our independent registered public accounting firm. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives of Deloitte have been invited and are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the audits of our annual financial statements for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees (a)	$845,800	$1,111,100
Audit-related fees (b)	78,500	188,500
Tax fees (c)	—	—
All other fees	—	—
Total fees	$924,300	$1,299,600

(a)	Audit fees consist principally of fees for the audit of our annual consolidated financial statements and the audit of our internal controls over financial reporting and review of our consolidated financial statements included in our quarterly reports on Form 10-Q.

(b)	Audit-related fees consist of professional services performed in connection with a review of registration statements, as amended, for the public offerings of our common stock audits and reviews of historical financial statements for property acquisitions (including compliance with the requirements of Rules 3-05, 3-06, 3-09 or 3-14).

(c)	Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Deloitte.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by our independent registered public accounting firm in advance of the service being performed. For proposed projects using the services of our independent registered public accounting firm that are expected to cost under $25,000, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of our independent registered public accounting firm that are expected to cost $25,000 and over, the Audit Committee will be provided with a detailed explanation of what is being included and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue. Approval by the Audit Committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. We will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis.

The Audit Committee approved all of the services provided by, and fees paid to, Deloitte or its affiliates during the years ended December 31, 2016 and 2015.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

We do not currently have written formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K of the Exchange Act. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of our voting securities and immediate family members of any of the foregoing persons.

Related Party Transactions

There were no related party transactions during 2016.

Certain Contributions to Tax Exempt Organizations

The Company has not made any contributions to any tax exempt organization in which any non-employee director serves or has served as an executive officer within the preceding three years which, for in any single fiscal year, exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

PROPOSALS YOU MAY VOTE ON

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

PROPOSAL 1 —

ELECTION OF DIRECTORS

The board of directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2018 Annual Meeting of Stockholders:

●	Mark T. Alfieri

●	David D. Fitch

●	Tammy K. Jones

●	Jonathan L. Kempner

●	W. Benjamin Moreland

●	E. Alan Patton

●	Timothy J. Pire

Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified, or until his earlier death, removal, resignation or retirement. The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the seven nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. Stockholders may not vote for persons not named in this Proxy Statement to serve as a director.

Each nominee for election as a director has consented to being named in this Proxy Statement, and we expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

The Board OF DIRECTORS unanimously recommends a vote “FOR”

ALL nominees to be elected as diRectors.

PROPOSAL 2 —

NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE

OFFICER COMPENSATION

At our 2014 Annual Meeting of Stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”), among other matters. A majority of the votes cast on the frequency proposal were cast in favor of holding a Say-on-Pay Vote every year, which was consistent with the recommendation of our board of directors. Our board of directors currently intends for the Company to hold a Say-on-Pay Vote every year at least until the 2020 Annual Meeting of Stockholders, which is the next required advisory vote on the frequency of holding a Say-on-Pay Vote.

Accordingly, we are seeking a vote upon a non-binding advisory resolution to approve the compensation arrangements with our named executive officers as disclosed in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Accordingly, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS RESOLUTION.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement.  This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement.  Please read the “Compensation Discussion and Analysis” beginning on page 18 for additional details about our executive compensation program.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee.  However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal, along with other relevant factors, into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, you and the other stockholders will vote on the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2017.

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the year ending December 31, 2017.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the opinions of management in assessing the independent registered public accounting firm’s qualifications, performance and independence. Notwithstanding its appointment of Deloitte, the Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. If the appointment of Deloitte is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm.

During the year ended December 31, 2016, Deloitte served as our independent registered public accounting firm. Deloitte has served as our independent registered public accounting firm since November 2006. We expect that Deloitte representatives will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Deloitte representatives will be available to respond to appropriate questions posed by stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

ADDITIONAL INFORMATION

Householding

With the consent of affected stockholders, the SEC permits us to send a single copy of our Annual Report and this Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of this Proxy Statement and our Annual Report will be sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. If any stockholder residing at such an address desires at this time to receive a separate copy of this Proxy Statement and our Annual Report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact the Company at the following address or telephone number:  5800 Granite Parkway, Suite 1000, Plano, Texas 75024, 469.250.5500. Likewise, if any stockholder residing at one household currently receives multiple copies of these documents and would like to receive one set in the future, please contact us.

Stockholder Proposals

The rules promulgated by the SEC require that any nomination or proposal by a stockholder for inclusion in the proxy materials for the 2018 Annual Meeting of Stockholders must be received by us no later than January 1, 2018. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met. However, if we hold our 2017 Annual Meeting before May 30, 2018, or after July 29, 2018, stockholders must submit nominations or proposals for inclusion in our 2017 proxy statement within a reasonable time before we begin to print our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws. Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Section 2.12 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the mailing of the notice for the Annual Meeting held in the prior year. Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at the 2018 Annual Meeting of Stockholders must be received by us no earlier than December 2, 2017 and not later than January 1, 2018. Our Secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder Communications

We have adopted a process for stockholders to send communications to our board of directors. A description of the manner in which stockholders can send such communications appears above under “Communication with Directors” and can also be found on the website maintained for us at www.monogramres.com.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of 2017 Annual Meeting and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Kevin Satter

Senior Legal Counsel and Secretary

MONOGRAM RESIDENTIAL TRUST, INC. 5800 GRANITE PARKWAY, SUITE 1000 PLANO, TX 75024

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29275-P92718	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONOGRAM RESIDENTIAL TRUST, INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				All	All	Except
The Board of Directors recommends you vote FOR
the following:

1.	Election of Directors			☐	☐	☐

Nominees:

	01)	Mark T. Alfieri	05)	W. Benjamin Moreland
	02)	David D. Fitch	06)	E. Alan Patton
	03)	Tammy K. Jones	07)	Timothy J. Pire
	04)	Jonathan L. Kempner

The Board of Directors recommends you vote FOR proposals 2 and 3:									For	Against	Abstain

2.	Approve named executive officer compensation on a non-binding advisory basis.								☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.								☐	☐	☐

NOTE: To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E29276-P92718

MONOGRAM RESIDENTIAL TRUST, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 29, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The stockholder hereby appoints Howard S. Garfield and Mark T. Alfieri, or either of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all shares of the Monogram Residential Trust, Inc. common stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business that may properly come before the Annual Meeting of Stockholders of the Company to be held at 5800 Granite Parkway, Suite 160B, Plano, Texas, on June 29, 2017 at 10:00 a.m. central time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held in joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast "FOR ALL" nominees in Proposal 1, "FOR" the approval of the compensation of our named executive officers on a non-binding advisory basis, and "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.

This proxy will be voted in the discretion of the proxies on any matter other than the proposals set forth on the other side of this ballot that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

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